PART II
EXHIBIT 99.4
Note: The information contained in this exhibit has been updated for the retrospective adoption of two new accounting standards issued by the Financial Accounting Standards Board. We adopted Accounting Standards Update (ASU) No. 2015-03, “Interest —Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs,” and as a result, our debt issuance costs are now presented as a direct deduction from the carrying amount of the debt liability and not as deferred charges presented as assets on the Consolidated Balance Sheets. We also retrospectively adopted certain aspects of ASU No. 2016-09, “Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting,” relating to the presentation of employee share-based payment-related items in the statement of cash flows by requiring (i) that excess income tax benefits and deficiencies be classified in cash flows from operating activities (such amounts were previously included in cash flows from financing activities) and (ii) that cash paid to taxing authorities arising from the withholding of shares from employees be classified in cash flows from financing activities (such amounts were previously included in cash flows from operating activities). Within this exhibit, updates have been made to the Consolidated Balance Sheets, Consolidated Statements of Cash Flows, and Notes 1, 14 and 16. This exhibit has not been updated for any other changes since the filing of the 2015 Form 10-K. For additional developments since the filing of the 2015 Form 10-K, refer to our periodic reports filed with the U.S. Securities and Exchange Commission through the date of this Current Report on Form 8-K, including our Quarterly Reports on Form 10-Q for the periods ended March 31, 2016, June 30, 2016 and September 30, 2016.

Item 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
The information required by this item is incorporated herein by reference to the financial statements and schedule listed in Item 15(a)1 and (a)2 of Part IV and included in the exhibits to this Current Report on Form 8-K.

1

PART IV

Item 15.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)1.	Index to Financial Statements
The following Consolidated Financial Statements are included herein:

(a)2.	Index to Financial Statement Schedules
The following Schedule is filed as part of this Annual Report on Form 10-K:

Page number
II. Valuation and Qualifying Accounts	F-52
All other schedules are omitted because they are not applicable, not required or because the required information is included in the consolidated financial statements or notes thereto.

2

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders of Amgen Inc.
We have audited the accompanying Consolidated Balance Sheets of Amgen Inc. (the “Company”) as of December 31, 2015 and 2014, and the related Consolidated Statements of Income, Comprehensive Income, Stockholders’ Equity and Cash Flows for each of the three years in the period ended December 31, 2015. Our audits also included the financial statement schedule listed in the Index at Item 15(a) 2. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Amgen Inc. at December 31, 2015 and 2014, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2015, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Amgen Inc.’s internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated February 16, 2016, expressed an unqualified opinion thereon.
/s/ Ernst & Young LLP
Los Angeles, California
February 16, 2016, except for the effects of the retrospective adoption of the updated accounting standards as discussed in Notes 1, 14 and 16 to the consolidated financial statements, as to which the date is October 31, 2016.

AMGEN INC.
CONSOLIDATED STATEMENTS OF INCOME
Years ended December 31, 2015, 2014 and 2013
(In millions, except per share data)

	2015	2014	2013
Revenues:
Product sales	$20,944	$19,327	$18,192
Other revenues	718	736	484
Total revenues	21,662	20,063	18,676

Operating expenses:
Cost of sales	4,227	4,422	3,346
Research and development	4,070	4,297	4,083
Selling, general and administrative	4,846	4,699	5,184
Other	49	454	196
Total operating expenses	13,192	13,872	12,809

Operating income	8,470	6,191	5,867

Interest expense, net	1,095	1,071	1,022
Interest and other income, net	603	465	420

Income before income taxes	7,978	5,585	5,265

Provision for income taxes	1,039	427	184

Net income	$6,939	$5,158	$5,081

Earnings per share:
Basic	$9.15	$6.80	$6.75
Diluted	$9.06	$6.70	$6.64

Shares used in the calculation of earnings per share:
Basic	758	759	753
Diluted	766	770	765
See accompanying notes.

AMGEN INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
Years ended December 31, 2015, 2014 and 2013
(In millions)

	2015	2014	2013
Net income	$6,939	$5,158	$5,081
Other comprehensive (loss) income, net of reclassification adjustments and taxes:
Foreign currency translation losses	(247)	(196)	(80)
Effective portion of cash flow hedges	7	323	2
Net unrealized (losses) gains on available-for-sale securities	(241)	24	(226)
Other	9	2	(3)
Other comprehensive (loss) income, net of tax	(472)	153	(307)
Comprehensive income	$6,467	$5,311	$4,774
See accompanying notes.

AMGEN INC.
CONSOLIDATED BALANCE SHEETS
December 31, 2015 and 2014
(In millions, except per share data)

	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$4,144	$3,731
Marketable securities	27,238	23,295
Trade receivables, net	2,995	2,546
Inventories	2,435	2,647
Other current assets	1,703	2,492
Total current assets	38,515	34,711

Property, plant and equipment, net	4,907	5,223
Intangible assets, net	11,641	12,693
Goodwill	14,787	14,788
Other assets	1,599	1,467
Total assets	$71,449	$68,882

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$965	$995
Accrued liabilities	5,452	5,513
Current portion of long-term debt	2,247	498
Total current liabilities	8,664	7,006

Long-term debt	29,182	30,090
Long-term deferred tax liability	2,239	3,461
Other noncurrent liabilities	3,281	2,547

Contingencies and commitments

Stockholders’ equity:
Common stock and additional paid-in capital; $0.0001 par value; 2,750.0 shares authorized; outstanding — 754.0 shares in 2015 and 760.4 shares in 2014	30,649	30,410
Accumulated deficit	(2,086)	(4,624)
Accumulated other comprehensive loss	(480)	(8)
Total stockholders’ equity	28,083	25,778
Total liabilities and stockholders’ equity	$71,449	$68,882
See accompanying notes.

AMGEN INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
Years ended December 31, 2015, 2014 and 2013
(In millions)

	Number of shares of common stock	Common stock and additional paid-in capital	Accumulated deficit	Accumulated other comprehensive income (loss)	Total
Balance at December 31, 2012	756.3	$29,337	$(10,423)	$146	$19,060
Net income	—	—	5,081	—	5,081
Other comprehensive loss, net of tax	—	—	—	(307)	(307)
Dividends	—	—	(1,521)	—	(1,521)
Issuance of common stock in connection with the Company’s equity award programs	7.4	296	—	—	296
Stock-based compensation	—	400	—	—	400
Settlement of conversion value of convertible debt in excess of principal	—	(99)	—	—	(99)
Settlement of convertible note hedge	—	99	—	—	99
Settlement of warrants	—	(100)	—	—	(100)
Tax impact related to employee stock-based compensation	—	(42)	—	—	(42)
Repurchases of common stock	(9.1)	—	(771)	—	(771)
Balance at December 31, 2013	754.6	29,891	(7,634)	(161)	22,096
Net income	—	—	5,158	—	5,158
Other comprehensive income, net of tax	—	—	—	153	153
Dividends	—	—	(1,995)	—	(1,995)
Issuance of common stock in connection with the Company’s equity award programs	6.7	186	—	—	186
Stock-based compensation	—	404	—	—	404
Tax impact related to employee stock-based compensation	—	(71)	—	—	(71)
Repurchases of common stock	(0.9)	—	(153)	—	(153)
Balance at December 31, 2014	760.4	30,410	(4,624)	(8)	25,778
Net income	—	—	6,939	—	6,939
Other comprehensive loss, net of tax	—	—	—	(472)	(472)
Dividends	—	—	(2,548)	—	(2,548)
Issuance of common stock in connection with the Company’s equity award programs	5.6	82	—	—	82
Stock-based compensation	—	319	—	—	319
Tax impact related to employee stock-based compensation	—	(162)	—	—	(162)
Repurchases of common stock	(12.0)	—	(1,853)	—	(1,853)
Balance at December 31, 2015	754.0	$30,649	$(2,086)	$(480)	$28,083
See accompanying notes.

AMGEN INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 2015, 2014 and 2013
(In millions)

	2015	2014	2013
Cash flows from operating activities:
Net income	$6,939	$5,158	$5,081
Depreciation and amortization	2,108	2,092	1,286
Stock-based compensation expense	322	408	403
Deferred income taxes	(607)	(108)	(189)
Other items, net	(146)	56	199
Changes in operating assets and liabilities, net of acquisitions:
Trade receivables, net	(420)	136	(38)
Inventories	481	327	(7)
Other assets	155	(1)	(59)
Accounts payable	(12)	228	60
Accrued income taxes	509	(103)	(326)
Other liabilities	402	759	116
Net cash provided by operating activities	9,731	8,952	6,526
Cash flows from investing activities:
Purchases of property, plant and equipment	(594)	(718)	(693)
Cash paid for acquisitions, net of cash acquired	(359)	(165)	(9,434)
Purchases of intangible assets	(55)	(285)	—
Purchases of marketable securities	(25,977)	(25,878)	(21,965)
Proceeds from sales of marketable securities	18,029	16,697	19,123
Proceeds from maturities of marketable securities	3,527	4,199	5,090
Proceeds from sale of property, plant and equipment	274	3	20
Change in restricted investments, net	—	533	(520)
Other	(392)	(138)	(90)
Net cash used in investing activities	(5,547)	(5,752)	(8,469)
Cash flows from financing activities:
Net proceeds from issuance of debt	3,465	4,476	8,054
Repayment of debt	(2,400)	(5,605)	(3,371)
Repurchases of common stock	(1,867)	(138)	(832)
Dividends paid	(2,396)	(1,851)	(1,415)
Net proceeds from issuance of common stock in connection with the Company’s equity award programs	82	186	296
Settlement of contingent consideration obligations	(253)	(92)	—
Withholding taxes arising from shares withheld for share-based payments	(401)	(225)	(139)
Other	(1)	(25)	(102)
Net cash (used in) provided by financing activities	(3,771)	(3,274)	2,491
Increase (decrease) in cash and cash equivalents	413	(74)	548
Cash and cash equivalents at beginning of period	3,731	3,805	3,257
Cash and cash equivalents at end of period	$4,144	$3,731	$3,805
See accompanying notes.

AMGEN INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015
1. Summary of significant accounting policies
Business
Amgen Inc. (including its subsidiaries, referred to as “Amgen,” “the Company,” “we,” “our” or “us”) is a global biotechnology pioneer that discovers, develops, manufactures and delivers innovative human therapeutics. We operate in one business segment: human therapeutics.
Principles of consolidation
The consolidated financial statements include the accounts of Amgen as well as its majority-owned subsidiaries. We do not have any significant interests in any variable interest entities. All material intercompany transactions and balances have been eliminated in consolidation.
Use of estimates
The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results may differ from those estimates.
Product sales
Sales of our products are recognized when shipped and title and risk of loss have passed. Product sales are recorded net of accruals for estimated rebates, wholesaler chargebacks, discounts and other deductions (collectively “sales deductions”) and returns. Taxes collected from customers and remitted to government authorities related to the sales of the Company’s products, primarily in Europe, are excluded from revenues.
We recognized revenue from the sale of product to the U.S. federal government for stockpile in accordance with U.S. Securities and Exchange Commission (SEC) Interpretation, Commission Guidance Regarding Accounting for Sales of Vaccines and Bioterror Countermeasures to the Federal Government for Placement into the Pediatric Vaccine Stockpile or the Strategic National Stockpile (SNS). We recognized $155 million of revenue for NEUPOGEN® during the year ended December 31, 2013, for purchases by the federal government for the SNS. There were no purchases by the federal government for the SNS during the years ended December 31, 2015 and 2014. We are contracted to manage this inventory of product until the federal government requests shipment.
Other revenues
Other revenues consist primarily of royalty income and corporate partner revenues. Royalties from licensees are based on third-party sales of licensed products and are recorded in accordance with contract terms when third-party results are reliably measurable and collectability is reasonably assured. Royalty estimates are made in advance of amounts collected using historical and forecasted trends. Corporate partner revenues are comprised mainly of amounts earned from Kirin-Amgen, Inc. (K-A) and other third parties for certain research and development (R&D) services, which are recognized as the R&D services are performed, as well as our share of the U.S. pre-tax Nexavar® commercial profits that were generated from our collaboration with Bayer HealthCare Pharmaceuticals, Inc. (Bayer). Corporate partner revenues also include license fees and milestone payments earned from K-A and from other third parties. See Multiple-deliverable revenue arrangements, discussed below, Note 7, Collaborative arrangements, and Note 8, Related party transactions.
Multiple-deliverable revenue arrangements
From time to time, we enter into arrangements for the R&D, manufacture and/or commercialization of products and product candidates. These arrangements may require us to deliver various rights, services and/or goods across the entire life cycle of a product or product candidate, including (i) intellectual property rights/licenses, (ii) R&D services, (iii) manufacturing services and/or (iv) commercialization services. The underlying terms of these arrangements generally provide for consideration to Amgen in the form of non-refundable upfront license payments, R&D and commercial performance milestone payments, cost sharing and/or royalty payments.
In arrangements involving the delivery of more than one element, each required deliverable is evaluated to determine whether it qualifies as a separate unit of accounting. For Amgen, this determination is generally based on whether the deliverable has “stand-alone value” to the customer. The arrangement’s consideration that is fixed and determinable is then allocated to each separate unit of accounting based on the relative selling price of each deliverable. The estimated selling price of each deliverable is determined using the following hierarchy of values: (i) vendor-specific objective evidence of fair value, (ii) third-party evidence of selling price and (iii) best estimate of selling price (BESP). The BESP reflects our best estimate of what the selling price would be if the deliverable was regularly sold by us on a stand-alone basis. In general, the consideration allocated to each unit of accounting is recognized as the related goods or services are delivered, limited to the consideration that is not contingent upon future deliverables. Consideration associated with at-risk substantive performance milestones is recognized as revenue upon the achievement of the related milestone, as defined in the respective contracts.
Research and development costs
R&D costs are expensed as incurred and include primarily salaries, benefits and other staff-related costs; facilities and overhead costs; clinical trial and related clinical manufacturing costs; contract services and other outside costs; information systems’ costs and amortization of acquired technology used in R&D with alternative future uses. R&D expenses also include costs and cost recoveries associated with third-party R&D arrangements such as with K-A, including upfront fees and milestones paid to third parties in connection with technologies which had not reached technological feasibility and did not have an alternative future use. Net payment or reimbursement of R&D costs is recognized when the obligations are incurred or as we become entitled to the cost recovery. See Note 7, Collaborative arrangements, and Note 8, Related party transactions.
Selling, general and administrative costs
Selling, general and administrative (SG&A) costs are comprised primarily of salaries, benefits and other staff-related costs associated with sales and marketing, finance, legal and other administrative personnel; facilities and overhead costs; outside marketing, advertising and legal expenses; the U.S. healthcare reform federal excise fee on Branded Prescription Pharmaceutical Manufacturers and Importers; and other general and administrative costs. Advertising costs are expensed as incurred. SG&A expenses also include costs and cost recoveries associated with marketing and promotion efforts under certain collaboration arrangements. Net payment or reimbursement of SG&A costs is recognized when the obligations are incurred or we become entitled to the cost recovery. See Note 7, Collaborative arrangements.
Stock-based compensation
We have stock-based compensation plans under which various types of equity-based awards are granted, including restricted stock units (RSUs), performance units and stock options. The estimated fair values of RSUs and stock option awards which are subject only to service conditions with graded vesting are generally recognized as compensation expense on a straight-line basis over the service period. The estimated fair values of performance unit awards are generally recognized as compensation expense ratably from the grant date to the end of the performance period. See Note 4, Stock-based compensation.
Income taxes
We provide for income taxes based on pretax income and applicable tax rates available in the various jurisdictions in which we operate. Deferred income taxes are recorded for the expected tax consequences of temporary differences between the bases of assets and liabilities for financial reporting purposes and amounts recognized for income tax purposes. We record a valuation allowance to reduce our deferred tax assets to the amount of future tax benefit that is more likely than not to be realized.
We recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained upon examination by the taxing authorities based on the technical merits of the position. The tax benefit recognized in the financial statements for a particular tax position is based on the largest benefit that is more likely than not to be realized. The amount of unrecognized tax benefits (UTBs) is adjusted as appropriate for changes in facts and circumstances, such as significant amendments to existing tax law, new regulations or interpretations by the taxing authorities, new information obtained during a tax examination, or resolution of an examination. We recognize both accrued interest and penalties, where appropriate, related to UTBs in income tax expense. See Note 5, Income taxes.
Business combinations
Business combinations are accounted for using the acquisition method of accounting. Under the acquisition method, assets acquired, including in-process research and development (IPR&D) projects, and liabilities assumed are recorded at their respective fair values as of the acquisition date in our consolidated financial statements. The excess of the fair value of consideration transferred over the fair value of the net assets acquired is recorded as goodwill. Contingent consideration obligations incurred in connection with a business combination (including the assumption of an acquiree’s liability arising from a business combination it consummated prior to our acquisition) are recorded at their fair values on the acquisition date and remeasured at their fair values each subsequent reporting period until the related contingencies are resolved. The resulting changes in fair values are recorded in earnings. See Note 3, Business combinations, and Note 16, Fair value measurement.
Cash equivalents
We consider cash equivalents to be only those investments which are highly liquid, readily convertible to cash and which mature within three months from the date of purchase.
Available-for-sale investments
We consider our investment portfolio available-for-sale and, accordingly, these investments are recorded at fair value with unrealized gains and losses generally recorded in other comprehensive income. Investments with maturities beyond one year, other than Restricted investments, may be classified as short-term marketable securities in the Consolidated Balance Sheets due to their highly liquid nature and because they represent the Company’s investments that are available for current operations. See Note 9, Available-for-sale investments, and Note 16, Fair value measurement.
Inventories
Inventories are stated at the lower of cost or market. Cost, which includes amounts related to materials, labor and overhead, is determined in a manner that approximates the first-in, first-out method. See Note 10, Inventories.
Derivatives
We recognize all of our derivative instruments as either assets or liabilities at fair value in the Consolidated Balance Sheets. The accounting for changes in the fair value of a derivative instrument depends upon whether the derivative has been formally designated and qualifies as part of a hedging relationship under the applicable accounting standards and, further, on the type of hedging relationship. For derivatives formally designated as hedges, we assess both at inception and quarterly thereafter, whether the hedging derivatives are highly effective in offsetting changes in either the fair value or cash flows of the hedged item. Our derivatives that are not designated and do not qualify as hedges are adjusted to fair value through current earnings. See Note 16, Fair value measurement, and Note 17, Derivative instruments.
Property, plant and equipment, net
Property, plant and equipment is recorded at historical cost, net of accumulated depreciation, amortization and, if applicable, impairment charges. We review our property, plant and equipment assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Depreciation is provided over the assets’ useful lives on a straight-line basis. Leasehold improvements are amortized on a straight-line basis over the shorter of their estimated useful lives or lease terms. See Note 11, Property, plant and equipment.
Goodwill and other intangible assets
Finite-lived intangible assets are recorded at cost, net of accumulated amortization and, if applicable, impairment charges. Amortization of finite-lived intangible assets is provided over their estimated useful lives on a straight-line basis or the pattern in which economic benefits are consumed, if reliably determinable. We review our finite-lived intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. See Note 12, Goodwill and other intangible assets.
The estimated fair values of IPR&D projects acquired in a business combination which are not complete are capitalized and accounted for as indefinite-lived intangible assets until completion or abandonment of the related R&D efforts. Upon successful completion of the project, the capitalized amount is amortized over its estimated useful life. If a project is abandoned, all remaining capitalized amounts are written-off immediately. There are often major risks and uncertainties associated with IPR&D projects as we are required to obtain regulatory approvals in order to be able to market the resulting products. Such approvals require completing clinical trials that demonstrate a product candidate is safe and effective. Consequently, the eventual realized value of the acquired IPR&D project may vary from its estimated fair value at the date of acquisition, and IPR&D impairment charges may occur in future periods.
Capitalized IPR&D projects are tested for impairment annually and whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. We consider various factors for potential impairment, including the current legal and regulatory environment and the competitive landscape. Adverse clinical trial results, significant delays in obtaining marketing approval, the inability to bring a product to market and the introduction or advancement of competitors’ products could result in partial or full impairment of the related intangible assets.

We perform an impairment test of goodwill annually and whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. To date, an impairment of goodwill has not been recorded. See Note 12, Goodwill and other intangible assets.
Restricted investments
From September 2013 to May 2014, we had restricted investments on our Consolidated Balance Sheet that were owned by ATL Holdings Limited (ATL Holdings), a wholly-owned subsidiary. ATL Holdings is an entity distinct from the Company and its other subsidiaries, with separate assets and liabilities. Because certain third parties owned Class A preferred shares of ATL Holdings, this entity was required to hold restricted investments, which were composed of interest-bearing securities, cash and related interest receivable. On May 22, 2014, the Company repurchased all of the outstanding Class A preferred shares, and therefore, we subsequently ceased to have restricted investments on our Consolidated Balance Sheet. See Note 14, Financing arrangements.
Contingencies
In the ordinary course of business, we are involved in various legal proceedings and other matters such as intellectual property disputes, contractual disputes, governmental investigations and class action suits which are complex in nature and have outcomes that are difficult to predict. (Certain of these proceedings are discussed in Note 18, Contingencies and commitments.) We record accruals for loss contingencies to the extent that we conclude that it is probable that a liability has been incurred and the amount of the related loss can be reasonably estimated. We consider all relevant factors when making assessments regarding these contingencies.
While it is not possible to accurately predict or determine the eventual outcomes of these items, an adverse determination in one or more of these items currently pending could have a material adverse effect on our consolidated results of operations, financial position or cash flows.
Foreign currency translation
The net assets of international subsidiaries where the local currencies have been determined to be the functional currencies are translated into U.S. dollars using current exchange rates. The U.S. dollar effects that arise from translating net assets of these subsidiaries at changing rates are recognized in other comprehensive income. The earnings of these subsidiaries are translated into U.S. dollars using average exchange rates.
Recent accounting pronouncements
In May 2014, the Financial Accounting Standards Board (FASB) issued a new accounting standard that amends the guidance for the recognition of revenue from contracts with customers to transfer goods and services. The new standard, as amended, is effective for interim and annual periods beginning January 1, 2018, and may be adopted earlier, but not before January 1, 2017. The new standard is required to be adopted using either a full retrospective or a modified retrospective approach. We are currently evaluating the impact that this new standard will have on our consolidated financial statements.
In November 2015, the FASB issued a new accounting standard that amends the presentation of deferred income taxes on our Consolidated Balance Sheet such that they are presented entirely as noncurrent assets and liabilities. As permitted by the standard, we adopted the new presentation prospectively, beginning January 1, 2015. Consistent with our prospective adoption, presentation of deferred income tax assets and liabilities as of December 31, 2014, was not restated. If they had been restated, Other current assets and Long-term deferred tax liabilities would have been reduced by $660 million and $620 million, respectively, and Other noncurrent assets would have increased by $40 million.
In January 2016, the FASB issued a new accounting standard that amends the accounting and disclosures of financial instruments, including a provision that requires equity investments (except for investments accounted for under the equity method of accounting) to be measured at fair value with changes in fair value recognized in current earnings. The new standard is effective for interim and annual periods beginning on January 1, 2018. We are currently evaluating the impact that this new standard will have on our consolidated financial statements.
Recent accounting pronouncements retrospectively adopted
The Company is filing this Current Report on Form 8-K solely to recast certain information in the 2015 Form 10-K in connection with the retrospective adoption of two new accounting standards issued by the FASB, as described below.
In April 2015, the FASB issued a new accounting standard that amends the presentation of debt issuance costs. The new standard is effective for interim and annual periods beginning on January 1, 2016. As permitted by the standard, we adopted this standard retrospectively during the first quarter of 2016. Our debt issuance costs are now presented as a direct deduction from the carrying amount of the debt liability and not as deferred charges presented as assets on our Consolidated Balance Sheets. As a result of adopting this standard, the impact to our Consolidated Balance Sheets was a reduction in Other current assets and Current portion of long-term debt of $3 million and $2 million as of December 31, 2015 and 2014, respectively, and a reduction in Other assets and Long-term debt of $124 million and $125 million as of December 31, 2015 and 2014, respectively.
In March 2016, the FASB issued a new accounting standard that amends certain aspects of the accounting for employee share-based payments. As permitted by the standard, we elected to early adopt this standard beginning in the first quarter of 2016. One aspect of the standard requires that excess tax benefits and deficiencies that arise upon vesting or exercise of share-based payments be recognized as income tax benefits and expenses in the income statement. Previously, such amounts were recognized as increases and decreases in common stock and additional paid-in capital. This aspect of the standard was adopted prospectively. The new standard also amends the presentation of employee share-based payment-related items in the statement of cash flows by requiring (i) that excess income tax benefits and deficiencies be classified in cash flows from operating activities (such amounts were previously included in cash flows from financing activities) and (ii) that cash paid to taxing authorities arising from the withholding of shares from employees be classified in cash flows from financing activities (such amounts were previously included in cash flows from operating activities). We adopted the aspects of the standard affecting the cash flow presentation retrospectively, and accordingly, the Consolidated Statement of Cash Flows for the years ended December 31, 2015, 2014 and 2013 were recast. The three-year impact to our Consolidated Statement of Cash Flows, as a result of adopting this standard, was as follows (in millions):

	Years ended December 31,
	2015			2014			2013
	As Previously Reported	Adjustment	Recast	As Previously Reported	Adjustment	Recast	As Previously Reported	Adjustment	Recast
Cash flows from operating activities:
Other items, net	$(399)	$253	$(146)	$(116)	$172	$56	$103	$96	$199
Other liabilities	$1	$401	$402	$534	$225	$759	$(23)	$139	$116
Net cash provided by operating activities	$9,077	$654	$9,731	$8,555	$397	$8,952	$6,291	$235	$6,526
Cash flows from financing activities:
Withholding taxes arising from shares withheld for share-based payments	$—	$(401)	$(401)	$—	$(225)	$(225)	$—	$(139)	$(139)
Other	$252	$(253)	$(1)	$147	$(172)	$(25)	$(6)	$(96)	$(102)
Net cash (used in) provided by financing activities	$(3,117)	$(654)	$(3,771)	$(2,877)	$(397)	$(3,274)	$2,726	$(235)	$2,491
Reclassifications
Certain of our short-term obligations were reclassified from Accounts payable to Accrued liabilities on our Consolidated Balance Sheet at December 31, 2014, and related amounts within Net cash provided by operating activities in our Consolidated Statements of Cash Flows for the years ended December 31, 2014 and 2013, to conform to the current year presentation.
2. Restructuring and other cost savings initiatives
During the second half of 2014, we initiated a restructuring plan to invest in continuing innovation and the launch of our new pipeline molecules, while improving our cost structure. As part of the plan, we are closing our facilities in Washington state and Colorado and reducing the number of buildings we occupy at our headquarters in Thousand Oaks, California, as well as at other locations.
We estimate that we will incur $800 million to $900 million of pre-tax charges in connection with our restructuring plan, including: (i) separation and other headcount-related costs of $535 million to $585 million with respect to staff reductions, and (ii) asset-related charges of $265 million to $315 million consisting primarily of asset impairments, accelerated depreciation and other related costs resulting from the consolidation of our worldwide facilities. We incurred a total of $478 million of separation and other headcount-related costs and $194 million of net asset-related charges through December 31, 2015.
During the years ended December 31, 2015 and December 31, 2014, we incurred restructuring costs of $114 million and $558 million, respectively. We expect that we will incur most of the remaining estimated costs, as discussed above, in 2016 and 2017 in order to support our ongoing transformation and process improvement efforts.
The following table summarizes the charges recorded related to the restructuring plan by type of activity and the locations recognized within the Consolidated Statements of Income (in millions):

	During the year ended December 31, 2015
	Separation Costs	Asset Impairments/Disposals	Accelerated Depreciation	Other	Total
Cost of sales	$—	$—	$50	$2	$52
Research and development	—	—	36	28	64
Selling, general and administrative	—	—	14	42	56
Other	49	(111)	—	4	(58)
Total	$49	$(111)	$100	$76	$114

	During the year ended December 31, 2014
	Separation Costs	Asset Impairments	Accelerated Depreciation	Other	Total
Cost of sales	$—	$81	$23	$—	$104
Research and development	—	—	28	21	49
Selling, general and administrative	—	—	4	5	9
Other	377	6	—	13	396
Total	$377	$87	$55	$39	$558
We recognized asset impairment and accelerated depreciation charges in connection with our decision to exit Boulder and Longmont, Colorado, and Bothell and Seattle, Washington, and in connection with the consolidation of facilities in Thousand Oaks, California. The decision to close these manufacturing and R&D facilities was based principally on optimizing the utilization of our sites in the United States, which includes an expansion of our presence in the key U.S. biotechnology hubs of South San Francisco, California, and Cambridge, Massachusetts. During the year ended December 31, 2015, we recognized gains from the sale of assets related to these site closures.
The following table summarizes the expenses (excluding non-cash charges) and payments related to the restructuring plan (in millions):

	During the year ended December 31, 2015
	Separation Costs	Other	Total
Restructuring liabilities as of January 1, 2015	$221	$23	$244
Expense	52	80	132
Payments	(178)	(80)	(258)
Restructuring liabilities as of December 31, 2015	$95	$23	$118

	During the year ended December 31, 2014
	Separation Costs	Other	Total
Restructuring liabilities as of January 1, 2014	$—	$—	$—
Expense	353	32	385
Payments	(132)	(9)	(141)
Restructuring liabilities as of December 31, 2014	$221	$23	$244

Other cost savings initiatives
In addition to, and separate from, the restructuring plan above, we incurred other charges as part of our efforts to achieve cost efficiencies in our operations. During the year ended December 31, 2013, we recorded certain charges aggregating approximately $71 million, which are included in Other operating expenses in the Consolidated Statement of Income. The expenses were primarily severance-related.
3. Business combinations
Dezima Pharma B.V.
On October 14, 2015, we acquired all of the outstanding stock of Dezima Pharma B.V. (Dezima), a privately-held, Netherlands-based biotechnology company focused on developing innovative treatments for dyslipidemia. Dezima’s lead molecule is AMG 899 (formerly TA-8995), an oral, once-daily cholesteryl ester transfer protein inhibitor that has completed certain phase 2 trials. The rights to AMG 899 in certain territories in Asia, including Japan, are held by a third party. As part of the transaction, we assumed certain third-party agreements that were in place with Dezima to conduct R&D and manufacturing activities. The transaction, which was accounted for as a business combination, expands our cardiovascular portfolio. Upon its acquisition, Dezima became a wholly owned subsidiary of Amgen, and its operations have been included in our consolidated financial statements commencing on the acquisition date.
The aggregate acquisition date consideration to acquire Dezima consisted of (in millions):

Total cash paid to former shareholders of Dezima	$300
Fair value of contingent consideration obligations	110
Total consideration	$410
In connection with this acquisition, we are obligated to make additional payments to the former shareholders of Dezima of up to $1.25 billion contingent upon the achievement of certain development and sales-related milestones. In addition, low single-digit royalties will be paid on net product sales above a certain threshold. The estimated fair values of the contingent consideration obligations aggregated to $110 million as of the acquisition date and were determined using a combination of valuation techniques. See Note 16, Fair value measurement for information regarding the estimated fair values of these obligations as of December 31, 2015. The contingent consideration obligations relating to payments for regulatory milestones were valued based on assumptions regarding the probability of achieving the milestones and making the related payments, with such amounts discounted to present value based on our credit risk. The contingent consideration obligations relating to sales milestones were valued based on assumptions regarding the probability of achieving specified product sales thresholds to determine the required payments, with such amounts discounted to present value based on our credit risk.
The fair values of assets acquired and liabilities assumed primarily included IPR&D of $400 million, goodwill of $108 million and deferred tax liabilities of $100 million. This valuation reflects delayed development pending competitor clinical trials in this class. The estimated fair value of acquired IPR&D related to AMG 899 was determined using a probability-weighted income approach, which discounts expected future cash flows to present value using a discount rate that represents the estimated rate that market participants would use to value the assets. The projected cash flows were based on certain assumptions, including estimates of future revenues and expenses, the time and resources needed to complete development and the probabilities of obtaining marketing approval from regulatory agencies. The excess of the acquisition date consideration over the fair values assigned to the assets acquired and the liabilities assumed of $108 million was recorded as goodwill, which is not deductible for tax purposes. Goodwill is attributable primarily to the expected synergies and other benefits that we believe will result from expanding our cardiovascular portfolio with AMG 899; and the deferred tax consequences of acquired IPR&D recorded for financial statement purposes.
The fair value estimates for the assets acquired and liabilities assumed were based upon preliminary calculations and valuations and our estimates and assumptions are subject to change as we obtain additional information during the measurement period (up to one year from the acquisition date). The primary areas of those preliminary estimates that are not yet finalized relate to IPR&D and tax related items.
Pro forma results of operations for this acquisition have not been presented because this acquisition is not material to our consolidated results of operations.
Onyx Pharmaceuticals
On October 1, 2013, we acquired all of the outstanding stock of Onyx Pharmaceuticals, Inc. (Onyx), a global biopharmaceutical company engaged in the development and commercialization of innovative therapies for improving the lives of people afflicted with cancer. Onyx has a multiple myeloma franchise, with Kyprolis® already approved in the United States, and with oprozomib being evaluated in clinical trials for patients with hematologic malignancies. In addition, Onyx has three partnered oncology assets: Nexavar® tablets (an Onyx and Bayer compound), Stivarga® tablets (a Bayer compound) and Ibrance® (a Pfizer, Inc. (Pfizer) compound). This transaction, which was accounted for as a business combination, provides us with an opportunity to expand our oncology franchise. Onyx’s operations have been included in our consolidated financial statements commencing on the acquisition date.
The aggregate acquisition date consideration to acquire Onyx was paid in cash and consisted of (in millions):

Total consideration transferred	$9,517
Compensation expense	197
Total consideration paid	$9,714
The $9,517 million cash payment consisted of a $9,186 million cash payment to the outstanding common stockholders and a $331 million cash payment to the Onyx equity award holders for services rendered prior to October 1, 2013 under the Onyx equity award plans. The remaining $197 million of cash, which related to the accelerated vesting of the remaining Onyx equity awards, was recognized as compensation expense during the three months ended December 31, 2013. This amount was included primarily in Selling, general and administrative expense in the Consolidated Statement of Income.
The consideration to acquire Onyx was allocated to the acquisition date fair values of assets acquired and liabilities assumed as follows (in millions):

Cash and cash equivalents	$319
Marketable securities	337
Inventories	170
Indefinite-lived intangible assets - IPR&D	1,180
Finite-lived intangible assets - Developed product technology rights	6,190
Finite-lived intangible assets - Licensing rights	2,792
Goodwill	2,402
Convertible debt	(742)
Assumed contingent consideration	(261)
Deferred income taxes, net	(3,011)
Other assets (liabilities), net	141
Total consideration (excluding compensation expense)	$9,517
The developed product technology rights acquired relate to Kyprolis® in the United States where it was approved at the acquisition date. This product technology is being amortized on a straight-line basis over the estimated useful life of 12 years.
Licensing rights acquired represent the aggregate estimated fair values of receiving future milestone, royalty and/or profit sharing payments associated with various contract agreements that were entered into by Onyx prior to the acquisition. The weighted-average useful life of these finite-lived intangible assets is ten years and they are being amortized on a straight-line basis.
The fair values of the developed product technology rights and licensing rights acquired were determined by estimating the probability-weighted net cash flows attributable to these rights discounted to present value using a discount rate that represents the estimated rate that market participants would use to value these intangible assets.
The estimated fair values of acquired IPR&D assets are related to the development of (i) Kyprolis® in territories outside the United States (excluding Japan), where regulatory approval to market the product had not been received at the acquisition date (see Note 12, Goodwill and intangible assets) and (ii) oprozomib. The estimated fair values at acquisition were determined using a probability-weighted income approach, which discounts expected future cash flows to present value using a discount rate that represents the estimated rate that market participants would use to value the assets. The projected cash flows from these projects were based on certain assumptions, including estimates of future revenues and expenses, the time and resources needed to complete development and the probabilities of obtaining marketing approval from regulatory agencies.
We assumed contingent consideration obligations upon the acquisition of Onyx arising from Onyx’s 2009 acquisition of Proteolix, Inc. There were two separate milestone payments of $150 million each which were to be triggered if Kyprolis® received specified marketing approvals for relapsed multiple myeloma on or before March 31, 2016, by each of the U.S. Food and Drug Administration (FDA) and the European Medicines Agency (EMA). The assumed contingent consideration value was determined by discounting probability-adjusted cash outflows to present value using a discount rate that represents the estimated rate that market participants would use. In December 2014, we renegotiated the terms of these milestones and settled the contingent consideration obligations with the former shareholders of Proteolix, Inc., by agreeing to make a single payment of $225 million, which was made during the first quarter of 2015.
The excess of the acquisition date consideration over the fair values assigned to the assets acquired and the liabilities assumed of $2.4 billion was recorded as goodwill, which is not deductible for tax purposes and represents the future economic benefits arising from other assets acquired that could not be individually identified and separately recognized and the expected synergies and other benefits that we believe will result from combining the operations of Onyx with our operations.
We incurred $36 million of transaction-related expense which was recorded in Selling, general, and administrative expenses in the Consolidated Statement of Income for the year ended December 31, 2013.
Filgrastim and pegfilgrastim rights acquisition
In October 2013, we entered into an agreement to acquire the licenses to filgrastim and pegfilgrastim effective January 1, 2014 (acquisition date), that were held by F. Hoffmann-La Roche Ltd. (Roche) in approximately 100 markets in Eastern Europe, Latin America, Asia, the Middle East and Africa (Product Rights), and to settle our preexisting relationship related to the Product Rights for total consideration of $497 million. The acquisition of the Product Rights was accounted for as a business combination as the acquired rights and processes are capable of producing an immediate return to us, and the settlement of the preexisting relationship was accounted for separately from the business combination. The operations of the acquired set of activities have been included in our consolidated financial statements commencing on the acquisition date.
The aggregate consideration transferred consisted of (in millions):

Total consideration transferred	$497
Settlement of preexisting relationship at fair value	(99)
Total consideration transferred to acquire the Product Rights	$398
The settlement of the preexisting relationship relates to a supply contract between Amgen and Roche that was terminated as a result of the acquisition of the Product Rights. The fair value of the contract of $99 million was recognized in Cost of sales in the Consolidated Statement of Income for the year ended December 31, 2014.
This transaction provides us with an opportunity to expand our geographic presence and reach more patients in more countries that could benefit from our therapies. The fair values of assets acquired and liabilities assumed primarily included marketing-related rights of $363 million, developed product technology rights of $11 million, goodwill of $3 million and other assets of $21 million. The marketing-related and developed product technology rights acquired relate to the Product Rights and are being amortized on a straight-line basis over their estimated useful lives of five years and three and one-half years, respectively.
Pro forma results of operations for this acquisition have not been presented because this acquisition is not material to our consolidated results of operations.
For all IPR&D projects in the acquisitions discussed above, there are major risks and uncertainties associated with the timely and successful completion of development and commercialization of these product candidates, including our ability to confirm their safety and efficacy based on data from clinical trials, our ability to obtain necessary regulatory approvals and our ability to successfully complete these tasks within budgeted costs. We are not able to market a human therapeutic without obtaining regulatory approvals, and such approvals require completing clinical trials that demonstrate a product candidate is safe and effective. Consequently, the eventual realized value, if any, of these acquired IPR&D projects may vary from their estimated fair values at the dates of acquisition.
4. Stock-based compensation
On May 22, 2013, our stockholders approved our Amended and Restated 2009 Equity Incentive Plan (the Amended 2009 Plan), which amended and restated our 2009 Equity Incentive Plan (the 2009 Plan) and increased the number of shares of our common stock authorized for issuance pursuant to equity-based awards under the 2009 Plan to approximately 104 million shares (plus any additional shares that are added back into the authorized pool as described below). Like the 2009 Plan, the Amended 2009 Plan provides for grants of equity-based awards, including RSUs, stock options and performance units to employees and consultants of Amgen, its subsidiaries and non-employee members of our Board of Directors. The 2009 Plan replaced our prior equity plans (the Prior Plans), and no further awards may be made under these Prior Plans. Consistent with the 2009 Plan, the pool of shares available under the Amended 2009 Plan is reduced by one share for each stock option granted and by 1.9 shares for other types of awards granted, including RSUs and performance units (full-value awards). Generally, if any shares subject to an award granted under the Amended 2009 Plan expire, or are forfeited, terminated or canceled without the issuance of shares, the shares subject to such awards are added back into the authorized pool on the same basis that they were removed. In addition, under the Amended 2009 Plan, shares withheld to pay for minimum statutory tax obligations with respect to full value awards are added back into the authorized pool on the basis of 1.9 shares. As of December 31, 2015, the Amended 2009 Plan provides for future grants and/or issuances of up to approximately 47 million shares of our common stock. Stock-based awards under our employee compensation plans are made with newly issued shares reserved for this purpose.
The following table reflects the components of stock-based compensation expense recognized in our Consolidated Statements of Income (in millions):

	Years ended December 31,
	2015	2014	2013
RSUs	$190	$219	$206
Performance units	132	171	163
Stock options	—	18	34
Total stock-based compensation expense, pretax	322	408	403
Tax benefit from stock-based compensation expense	(120)	(152)	(149)
Total stock-based compensation expense, net of tax	$202	$256	$254
Restricted stock units and stock options
Eligible employees generally receive a grant of RSUs annually with the size and type of award generally determined by the employee’s salary grade and performance level. In addition, certain management and professional level employees typically receive RSU grants upon commencement of employment. Our Board of Directors (outside directors) also receive an annual grant of RSUs. Prior to 2012, eligible employees also received a grant of stock options annually.
Our RSU grants provide for accelerated or continued vesting in certain circumstances as defined in the plans and related grant agreements, including upon death, disability, a change in control, termination in connection with a change in control and the retirement of employees who meet certain service and/or age requirements. RSUs generally vest in approximately equal amounts on the second, third and fourth anniversaries of the grant date. RSUs granted on and after April 27, 2012, accrue dividend equivalents which are typically payable in shares only when and to the extent the underlying RSUs vest and are issued to the recipient. As of December 31, 2015, all outstanding stock options are vested.
Restricted stock units
The grant date fair value of an RSU equals the closing price of our common stock on the grant date as RSUs accrue dividend equivalents during their vesting period. The weighted-average grant date fair values of RSUs granted in 2015, 2014 and 2013 were $166.74, $115.63 and $107.01, respectively. The following summarizes select information regarding our RSUs:

	During the year ended December 31, 2015
	Units (in millions)	Weighted-average grant date fair value
Balance nonvested at December 31, 2014	7.1	$92.88
Granted	1.4	$166.74
Vested	(2.7)	$76.85
Forfeited	(0.8)	$112.53
Balance nonvested at December 31, 2015	5.0	$118.89
The total fair values of shares associated with RSUs that vested during the years ended December 31, 2015, 2014 and 2013, were $206 million, $191 million and $145 million, respectively.
As of December 31, 2015, there were approximately $312 million of unrecognized compensation costs related to nonvested RSU awards, which are expected to be recognized over a weighted-average period of 1.7 years.

Stock options
The exercise price for stock options is set at the closing price of our common stock on the date of grant and the related number of shares granted is fixed at that point in time. Awards granted to employees on and after April 26, 2010, expire 10 years from the date of grant; options granted to employees prior to that date expire seven years from the date of grant. We did not grant stock options during the years ended December 31, 2015, 2014 and 2013.
The following summarizes select information regarding our stock options:

	During the year ended December 31, 2015
	Options (in millions)	Weighted- average exercise price	Weighted- average remaining contractual life (years)	Aggregate intrinsic value (in millions)
Balance unexercised at December 31, 2014	4.1	$54.48
Granted	—	$—
Exercised	(1.3)	$50.99
Expired/forfeited	—	$51.96
Balance unexercised at December 31, 2015	2.8	$56.19	3.8	$294
Vested or expected to vest at December 31, 2015	2.8	$56.19	3.8	$294
Exercisable at December 31, 2015	2.8	$56.19	3.8	$294
The total intrinsic values of options exercised during the years ended December 31, 2015, 2014 and 2013, were $150 million, $228 million and $210 million, respectively. The actual tax benefits realized from tax deductions from option exercises during the three years ended December 31, 2015, 2014 and 2013, were $55 million, $83 million and $77 million, respectively.
Performance units
Certain management-level employees also receive annual grants of performance units, which give the recipient the right to receive common stock that is contingent upon achievement of specified pre-established goals over the performance period, which is generally three years. The performance goals for the units granted in 2015, 2014 and 2013, which are accounted for as equity awards, are based upon Amgen’s stockholder return compared with a comparator group of companies, which are considered market conditions and are reflected in the grant date fair values of the units. The expense recognized for the awards is based on the grant date fair value of a unit multiplied by the number of units granted, net of estimated forfeitures. Depending on the outcome of these performance goals, a recipient may ultimately earn a number of units greater or less than the number of units granted. Shares of our common stock are issued on a one-for-one basis for each performance unit earned. In general, participants vest in their performance unit awards at the end of the performance period. The performance award program provides for accelerated or continued vesting in certain circumstances as defined in the plan, including upon death, disability, a change in control and retirement of employees who meet certain service and/or age requirements. Performance units accrue dividend equivalents which are typically payable in shares only when and to the extent the underlying performance units vest and are issued to the recipient, including with respect to market conditions that affect the number of performance units earned.
We used payout simulation models to estimate the grant date fair value of performance units granted in 2015, 2014 and 2013. The weighted-average assumptions used in these models and the resulting weighted-average grant date fair values of our performance units were as follows:

	Years ended December 31,
	2015	2014	2013
Closing price of our common stock on grant date	$164.26	$112.43	$92.03
Volatility	24.3%	23.8%	21.0%
Risk-free interest rate	0.8%	0.8%	0.4%
Fair value of unit	$182.55	$104.47	$102.73
The payout simulation models also assumed correlations of returns of the stock prices of our common stock and the common stocks of the comparator groups of companies and stock price volatilities of the comparator groups of companies.

As of December 31, 2015 and 2014, a total of 3.8 million and 5.8 million performance units were outstanding with weighted-average grant date fair values of $121.34 and $92.66 per unit, respectively. During the year ended December 31, 2015, 0.9 million performance units with a weighted-average grant date fair value of $182.55 were granted and 0.4 million performance units with a weighted-average grant date fair value of $112.28 were forfeited.
Because the performance period for performance units granted in 2013 began in January 2013 and ended in January 2016, no performance units vested during the year ended December 31, 2015. The total fair values of performance units that vested during 2014 and 2013 were $587 million and $270 million, respectively, based upon the number of performance units earned multiplied by the closing stock price of our common stock on the last day of the performance period.
As of December 31, 2015, there was approximately $113 million of unrecognized compensation cost related to the 2015 and 2014 performance unit grants that is expected to be recognized over a weighted-average period of approximately 1.0 years.
5. Income taxes
The provision for income taxes included the following (in millions):

	Years ended December 31,
	2015	2014	2013
Current provision:
Federal	$1,129	$251	$54
State	40	58	26
Foreign	272	194	191
Total current provision	1,441	503	271
Deferred (benefit) provision:
Federal	(290)	(22)	(86)
State	(78)	(4)	19
Foreign	(34)	(50)	(20)
Total deferred benefit	(402)	(76)	(87)
Total provision	$1,039	$427	$184
Deferred income taxes reflect the tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, tax credit carryforwards and the tax effects of net operating loss (NOL) carryforwards.

Significant components of our deferred tax assets and liabilities were as follows (in millions):

	December 31,
	2015	2014
Deferred income tax assets:
NOL and credit carryforwards	$620	$588
Expense accruals	706	730
Expenses capitalized for tax	199	221
Stock-based compensation	179	206
Undistributed earnings of foreign subsidiaries	144	13
Other	161	178
Total deferred income tax assets	2,009	1,936
Valuation allowance	(327)	(336)
Net deferred income tax assets	1,682	1,600

Deferred income tax liabilities:
Acquired intangibles	(3,633)	(4,089)
Other	(227)	(232)
Total deferred income tax liabilities	(3,860)	(4,321)
Total deferred income taxes, net	$(2,178)	$(2,721)
Valuation allowances are provided to reduce the amounts of our deferred tax assets to an amount that is more likely than not to be realized based on an assessment of positive and negative evidence, including estimates of future taxable income necessary to realize future deductible amounts.
The valuation allowance for deferred tax assets decreased by $9 million and increased by $22 million in 2015 and 2014, respectively. The decrease in 2015 was due primarily to the release of valuation allowances against U.S. and foreign deferred tax assets due to the existence of sufficient taxable temporary differences that enable the use of the tax benefit of existing deferred tax assets. The increase in 2014 was due primarily to valuation allowances established as part of acquisitions and the Company’s expectation that some state NOLs and R&D credits will not be utilized.
At December 31, 2015, we had $32 million of federal tax credit carryforwards available to reduce future federal income taxes and have provided no valuation allowance for those federal tax credit carryforwards. The federal tax credit carryforwards expire between 2026 and 2034. We had $330 million of state tax credit carryforwards available to reduce future state income taxes and have provided a valuation allowance for $241 million of those state tax credit carryforwards. All of the state tax credit carryforwards have no expiry.
At December 31, 2015, we had $132 million of NOL carryforwards available to reduce future federal income taxes and have provided a valuation allowance for $6 million of those federal NOL carryforwards. The federal NOL carryforwards, for which no valuation allowance has been provided, expire between 2020 and 2034. We had $580 million of NOL carryforwards available to reduce future state income taxes and have provided a valuation allowance for $499 million of those state NOL carryforwards. The state NOLs for which no valuation allowance has been provided expire between 2016 and 2035. We had $1.7 billion of NOL carryforwards available to reduce future foreign income taxes and have provided a valuation allowance for $750 million of those foreign NOL carryforwards. $241 million of the foreign NOLs for which no valuation allowance has been provided have no expiry; the remaining NOLs for which no valuation allowance has been provided will expire between 2016 and 2025.

The reconciliations of the total gross amounts of UTBs (excluding interest, penalties, foreign tax credits and the federal tax benefit of state taxes related to UTBs) were as follows (in millions):

	During the years ended December 31,
	2015	2014	2013
Balance at beginning of year	$1,772	$1,415	$1,200
Additions based on tax positions related to the current year	413	379	335
Additions based on tax positions related to prior years	9	37	96
Reductions for tax positions of prior years	(32)	(45)	(192)
Reductions for expiration of statute of limitations	—	(12)	—
Settlements	(48)	(2)	(24)
Balance at end of year	$2,114	$1,772	$1,415
Substantially all of the UTBs as of December 31, 2015, if recognized, would affect our effective tax rate. During the year ended December 31, 2015, we settled various examinations with state tax authorities for prior tax years. During the year ended December 31, 2013, we settled our examination with the Internal Revenue Service (IRS) for the years ended December 31, 2007, 2008 and 2009. As a result of these developments, we remeasured our UTBs accordingly.
Interest and penalties related to UTBs are included in our provision for income taxes. During 2015, 2014 and 2013, we accrued approximately $17 million, $35 million and $32 million, respectively, of interest and penalties through the income tax provision in the Consolidated Statements of Income. At December 31, 2015 and 2014, accrued interest and penalties associated with UTBs totaled approximately $151 million and $134 million, respectively.
The reconciliations between the federal statutory tax rate applied to income before income taxes and our effective tax rate were as follows:

	Years ended December 31,
	2015	2014	2013
Federal statutory tax rate	35.0%	35.0%	35.0%
Foreign earnings, including earnings invested indefinitely	(18.1)%	(22.4)%	(21.3)%
Credits, Puerto Rico Excise Tax	(2.5)%	(4.4)%	(4.7)%
Credits, primarily federal R&D	(1.4)%	(1.5)%	(3.0)%
State taxes	0.1%	0.7%	0.8%
Audit settlements (federal, state, foreign)	(0.5)%	—%	(3.7)%
Other, net	0.4%	0.2%	0.4%
Effective tax rate	13.0%	7.6%	3.5%
The effective tax rates for the years ended December 31, 2015, 2014 and 2013, are different from the federal statutory rates primarily as a result of indefinitely invested earnings of our foreign operations. We do not provide for U.S. income taxes on undistributed earnings of our foreign operations that are intended to be invested indefinitely outside the United States. Substantially all of the benefit from foreign earnings on our effective tax rate results from foreign income associated with the Company’s operation conducted in Puerto Rico that is subject to a tax incentive grant that expires in 2020. At December 31, 2015, the cumulative amount of these earnings was approximately $32.6 billion. If these earnings were repatriated to the United States, we would be required to accrue and pay approximately $11.4 billion of additional income taxes based on the current tax rates in effect.
Our total foreign income before income taxes was approximately $4.4 billion, $4.1 billion and $3.7 billion for the years ended December 31, 2015, 2014 and 2013, respectively.
Puerto Rico imposes an excise tax on the gross intercompany purchase price of goods and services from our manufacturer in Puerto Rico. The rate was 2.75% in the first half of 2013 and 4.0% effective July 1, 2013 through December 31, 2017. We account for the excise tax as a manufacturing cost that is capitalized in inventory and expensed in cost of sales when the related products are sold. For U.S. income tax purposes, the excise tax results in foreign tax credits that are generally recognized in our provision for income taxes when the excise tax is incurred.

Because the American Taxpayer Relief Act of 2012 was not enacted until 2013, certain provisions of the Act benefiting the Company’s 2012 federal taxes, including the retroactive extension of the R&D tax credit for 2012, were not recognized in the Company’s 2012 financial results and instead are reflected in the Company’s 2013 financial results. The tax benefit of the retroactive extension of the 2012 R&D tax credit that was recognized in 2013 was $70 million.
Income taxes paid during the years ended December 31, 2015, 2014 and 2013, totaled $919 million, $269 million and $321 million, respectively.
One or more of our legal entities file income tax returns in the U.S. federal jurisdiction, various U.S. state jurisdictions and certain foreign jurisdictions. Our income tax returns are routinely audited by the tax authorities in those jurisdictions. Significant disputes may arise with these tax authorities involving issues of the timing and amount of deductions, the use of tax credits and allocations of income among various tax jurisdictions because of differing interpretations of tax laws and regulations. We are no longer subject to U.S. federal income tax examinations for tax years ended on or before December 31, 2009, or to California state income tax examinations for tax years ended on or before December 31, 2008. We are currently under audit by the IRS for tax years ended December 31, 2010, 2011 and 2012.
6. Earnings per share
The computation of basic earnings per share (EPS) is based on the weighted-average number of our common shares outstanding. The computation of diluted EPS is based on the weighted-average number of our common shares outstanding and dilutive potential common shares, which include principally shares that may be issued under: our stock option, restricted stock and performance unit awards, determined using the treasury stock method; and our convertible notes and warrants while outstanding (collectively “dilutive securities”). For further information regarding our convertible notes and warrants, see Note 14, Financing arrangements.
The computation for basic and diluted EPS was as follows (in millions, except per share data):

	Years ended December 31,
	2015	2014	2013
Income (Numerator):
Net income for basic and diluted EPS	$6,939	$5,158	$5,081

Shares (Denominator):
Weighted-average shares for basic EPS	758	759	753
Effect of dilutive securities	8	11	12
Weighted-average shares for diluted EPS	766	770	765

Basic EPS	$9.15	$6.80	$6.75
Diluted EPS	$9.06	$6.70	$6.64
For each of the three years ended December 31, 2015, the number of anti-dilutive employee stock-based awards excluded from the computation of diluted EPS was not significant.
7. Collaborative arrangements
A collaborative arrangement is a contractual arrangement that involves a joint operating activity. These arrangements involve two or more parties who are both: (i) active participants in the activity; and (ii) exposed to significant risks and rewards dependent on the commercial success of the activity.
From time to time, we enter into collaborative arrangements for the R&D, manufacture and/or commercialization of products and/or product candidates. These collaborations generally provide for non-refundable upfront license fees, development and commercial performance milestone payments, cost sharing, royalty payments and/or profit sharing. Our collaboration agreements are performed with no guarantee of either technological or commercial success and each is unique in nature. Our significant arrangements are discussed below.

Pfizer Inc.
The co-promotion term of our Enbrel® collaboration agreement with Pfizer in the United States and Canada expired on October 31, 2013. Under the collaboration agreement in which we were the principal participant, Amgen and Pfizer shared in the agreed-upon selling and marketing expenses approved by a joint committee. We paid Pfizer a percentage of annual gross profits on our ENBREL sales in the United States and Canada on a scale that increased with gross profits; however, we maintained a majority share of ENBREL profits. Upon expiration of the co-promotion term, we are required to pay Pfizer residual royalties based on a declining percentage of annual net ENBREL sales in the United States and Canada for three years, ranging from 12% to 10%. The amounts of such payments are significantly less than what was owed based on the terms of the previous ENBREL profit share. Effective November 1, 2016, there will be no further royalty payments.
During the years ended December 31, 2015 and 2014, royalties due to Pfizer on ENBREL sales were $561 million and $509 million, respectively. During the year ended December 31, 2013, the aggregate net amount due to Pfizer for the ENBREL profit share and the royalties on ENBREL sales after the expiration of the co-promotion term, net of their share of selling and marketing expense was $1.3 billion. These amounts are included in Selling, general and administrative expense in the Consolidated Statements of Income.
Glaxo Group Limited
On April 1, 2014, we entered into a Termination and Transition Agreement which terminated our collaboration with Glaxo Group Limited (Glaxo), a wholly owned subsidiary of GlaxoSmithKline plc, for the commercialization of denosumab for osteoporosis indications for all countries and regions, except for Australia. In December 2015, we entered into an agreement to terminate the collaboration for Australia. Prior to termination, the collaboration included the European Union (EU), Switzerland, Australia, Norway, Russia and Mexico. We shared equally in the commercialization profits and losses related to the collaboration after accounting for expenses, including an amount payable to us in recognition of our discovery and development of denosumab. Glaxo was responsible for bearing a portion of the cost of certain specified development activities.
Amgen was the principal participant in the collaboration, and accordingly, we recorded product sales to third parties net of estimated returns, rebates and other deductions. During the years ended December 31, 2015 and 2014, product sales under the collaboration were not material and during the year ended December 31, 2013, product sales under the collaboration were $219 million. During the years end December 31, 2015, 2014 and 2013, net cost recoveries due to/from Glaxo under the collaboration agreement were not material.
AstraZeneca plc
We are in a collaboration with AstraZeneca plc (AstraZeneca) to jointly develop and commercialize certain antibodies from Amgen’s clinical inflammation portfolio, including AMG 157, AMG 181, AMG 557 and AMG 570. The agreement covers the worldwide development and commercialization of these antibodies, except for AMG 557 and AMG 570 in Japan. AMG 139 and brodalumab were formerly part of the collaboration in certain territories. As of April 1, 2015, we have suspended our participation in the co-development and commercialization of AMG 139, with the option of resuming such participation at a later date. As of August 26, 2015, we terminated our participation in the co-development and commercialization of brodalumab. From and after termination, the clinical development and commercialization of brodalumab are at the sole discretion and expense of AstraZeneca. If AstraZeneca or its sublicensee commercialize brodalumab, Amgen would receive certain specified payments.
Under the terms of the agreement, approximately 65% of related development costs for the 2012-2014 periods were funded by AstraZeneca; beginning in 2015, the companies share costs equally. For each remaining collaboration product approved for sale, Amgen would receive a mid-single-digit royalty, after which the worldwide commercialization profits and losses related to such remaining collaboration products would be shared equally. During the years ended December 31, 2015, 2014 and 2013, cost recoveries recognized for development costs, which included brodalumab and AMG 139, were $61 million, $110 million and $194 million, respectively, which were included in Research and development expense in the Consolidated Statements of Income.
The collaboration agreement will continue in effect unless terminated in accordance with its terms.
UCB
We are in a collaboration with UCB for the development and commercialization of romosozumab. Under the agreement, we received the rights to commercialize romosozumab for all indications in the United States, Canada, Mexico and Japan. UCB has the rights for all EU members at the time of first regulatory approval, Australia and New Zealand. Prior to commercialization, countries that have not been initially designated will be designated to Amgen or UCB in accordance with the terms of the agreement.

Generally, development costs are shared equally and we will share equally in the worldwide commercialization profits and losses related to the collaboration after accounting for expenses.
The collaboration agreement will continue in effect unless terminated earlier in accordance with its terms.
During the years ended December 31, 2015, 2014 and 2013, the net costs recovered from UCB were $60 million, $96 million, and $66 million, respectively, which are included in Research and development expense in the Consolidated Statements of Income.
Bayer HealthCare Pharmaceuticals Inc.
As part of the Onyx transaction, we acquired a collaboration with Bayer to jointly develop and commercialize Nexavar® (sorafenib) worldwide, except in Japan. The rights to develop and market Nexavar® in Japan are reserved to Bayer.
Nexavar® is currently marketed and sold in more than 100 countries around the world for the treatment of unresectable liver cancer and advanced kidney cancer. In the United States, Nexavar® is also approved for the treatment of patients with locally recurrent or metastatic, progressive, differentiated thyroid carcinoma refractory to radioactive iodine treatment.
In May 2015, we and Bayer amended the terms of the agreement, which terminated the co-promotion agreement in the United States. The termination was effective as of June 30, 2015, and transferred all U.S. operational responsibilities to Bayer, including commercial and medical affairs activities. Prior to the termination of the co-promotion agreement, we co-promoted Nexavar® with Bayer and shared equally in the profits or losses in the United States. In lieu of this profit share, Bayer now pays Amgen a royalty on U.S. sales of Nexavar® at a percentage rate in the high 30s. Amgen will no longer contribute sales force personnel or medical liaisons to support Nexavar® in the United States. There are no changes to the global research and development or non-U.S. profit share arrangements in the original agreement, as discussed below.
In all countries outside the United States, excluding Japan, Bayer manages all commercialization activities and incurs all of the sales and marketing expenditures and mutually agreed R&D expenses, for which we continue to reimburse Bayer for half. In these countries, we continue to receive 50% of net profits on sales of Nexavar® after deducting certain Bayer-related costs.
The agreement with Bayer will terminate at the later of the date when patents expire that were issued in connection with product candidates discovered under the agreement, or on the last day when we or Bayer market or sell products commercialized under the agreement anywhere in the world.
We do not expect that the amendment to the collaboration will have a material impact on our consolidated results of operations. Prior to the amendment, Amgen was acting as an agent under the agreement and as such, revenue was derived by calculating net sales of Nexavar® to third-party customers and deducting the cost of goods sold, distribution costs, marketing costs, phase 4 clinical trial costs, allocable overhead costs and certain other costs. Prior to the termination of the co-promotion during the years ended December 31, 2015 and 2014, and during the three months ended December 31, 2013, Amgen recorded Nexavar® net profits of $257 million, $324 million and $78 million, respectively, which were recognized as Other revenues in the Consolidated Statements of Income. Pursuant to the May 2015 amendment to the agreement, Amgen recorded royalty income subsequent to the termination of the co-promotion of $72 million on the U.S. sales of Nexavar® in Other revenues in the Consolidated Statement of Income. In addition, during the years ended December 31, 2015 and 2014, and the three months ended December 31, 2013, net R&D expenses related to the agreement were not material.
Other
In addition to the collaborations discussed above, we have various others that are not individually significant to our business at this time. Pursuant to the terms of those agreements, we may be required to pay or we may receive additional amounts upon the achievement of various development and commercial milestones which in the aggregate could be significant. We may also incur or have reimbursed to us significant R&D costs if the related product candidate were to advance to late stage clinical trials. In addition, if any products related to these collaborations are approved for sale, we may be required to pay or we may receive significant royalties on future sales. The payment of these amounts, however, is contingent upon the occurrence of various future events, which have a high degree of uncertainty of occurring.

8. Related party transactions
We own a 50% interest in K-A, a corporation formed in 1984 with Kirin Holdings Company, Limited (Kirin) for the development and commercialization of certain products based on advanced biotechnology. All of our rights to manufacture and market certain products including pegfilgrastim, granulocyte colony-stimulating factor, darbepoetin alfa, recombinant human erythropoietin and romiplostim are pursuant to exclusive licenses from K-A, which we currently market under the brand names Neulasta®, NEUPOGEN®/GRANULOKINE®, Aranesp®, EPOGEN®, and Nplate®, respectively.
We account for our interest in K-A using the equity method and include our share of K-A’s profits or losses in Selling, general and administrative expense in the Consolidated Statements of Income. For the years ended December 31, 2015, 2014 and 2013, our share of K-A’s profits and losses were profits of $65 million and $30 million and losses of $6 million, respectively. The carrying value of our equity method investment in K-A was approximately $443 million and $378 million as of December 31, 2015 and 2014, respectively, and is included in noncurrent Other assets in the Consolidated Balance Sheets.
K-A’s revenues consist of royalty income related to its licensed technology rights. K-A receives royalty income from us, as well as from Kirin and Johnson & Johnson under separate product license contracts for certain geographic areas outside the United States. During the years ended December 31, 2015, 2014 and 2013, K-A earned royalties from us of $264 million, $301 million and $272 million, respectively. These amounts are included in Cost of sales in the Consolidated Statements of Income.
K-A’s expenses consist primarily of costs related to R&D activities conducted on its behalf by Amgen and Kirin. K-A pays Amgen and Kirin for such services at negotiated rates. During the years ended December 31, 2015, 2014 and 2013, we earned revenues from K-A of $65 million, $119 million and $117 million, respectively, for certain R&D activities performed on K-A’s behalf. These amounts are recognized as Other revenues in the Consolidated Statements of Income. During the years ended December 31, 2015, 2014 and 2013, we recorded cost recoveries from K-A of $90 million, $108 million and $218 million, respectively, related to certain third-party costs. These amounts are included in Research and development expense in the Consolidated Statements of Income.
As of December 31, 2015 and 2014, we owed K-A $34 million and $17 million, respectively, which is included in Accrued liabilities respectively, in the Consolidated Balance Sheets.
9. Available-for-sale investments
The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair values of available-for-sale investments by type of security were as follows (in millions):

Type of security as of December 31, 2015	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
U.S. Treasury securities	$4,298	$—	$(24)	$4,274
Other government-related debt securities:
U.S.	536	—	(2)	534
Foreign and other	1,768	7	(36)	1,739
Corporate debt securities:
Financial	7,904	7	(40)	7,871
Industrial	7,961	11	(136)	7,836
Other	905	1	(21)	885
Residential mortgage-backed securities	1,484	1	(15)	1,470
Other mortgage- and asset-backed securities	2,524	—	(55)	2,469
Money market mutual funds	3,370	—	—	3,370
Other short-term interest-bearing securities	528	—	—	528
Total interest-bearing securities	31,278	27	(329)	30,976
Equity securities	88	48	—	136
Total available-for-sale investments	$31,366	$75	$(329)	$31,112

Type of security as of December 31, 2014	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
U.S. Treasury securities	$3,632	$22	$(8)	$3,646
Other government-related debt securities:
U.S.	530	1	(3)	528
Foreign and other	1,572	21	(24)	1,569
Corporate debt securities:
Financial	6,036	21	(16)	6,041
Industrial	6,394	23	(66)	6,351
Other	650	3	(4)	649
Residential mortgage-backed securities	1,708	4	(10)	1,702
Other mortgage- and asset-backed securities	1,837	—	(41)	1,796
Money market mutual funds	3,004	—	—	3,004
Other short-term interest-bearing securities	1,302	—	—	1,302
Total interest-bearing securities	26,665	95	(172)	26,588
Equity securities	98	48	(2)	144
Total available-for-sale investments	$26,763	$143	$(174)	$26,732
The fair values of available-for-sale investments by classification in the Consolidated Balance Sheets were as follows (in millions):

	December 31,
Classification in the Consolidated Balance Sheets	2015	2014
Cash and cash equivalents	$3,738	$3,293
Marketable securities	27,238	23,295
Other assets — noncurrent	136	144
Total available-for-sale investments	$31,112	$26,732
Cash and cash equivalents in the table above excludes cash of $406 million and $438 million as of December 31, 2015 and 2014, respectively.
The fair values of available-for-sale interest-bearing security investments by contractual maturity, except for mortgage- and asset-backed securities that do not have a single maturity date, were as follows (in millions):

	December 31,
Contractual maturity	2015	2014
Maturing in one year or less	$4,578	$4,936
Maturing after one year through three years	9,370	6,829
Maturing after three years through five years	9,932	7,840
Maturing after five years through ten years	3,087	3,267
Maturing after ten years	70	218
Mortgage- and asset-backed securities	3,939	3,498
Total interest-bearing securities	$30,976	$26,588
For the years ended December 31, 2015, 2014 and 2013, realized gains totaled $132 million, $149 million and $158 million, respectively, and realized losses totaled $208 million, $150 million and $83 million, respectively. The cost of securities sold is based on the specific identification method.

The unrealized losses on available-for-sale investments and their related fair values were as follows (in millions):

	Less than 12 months		12 months or greater
Type of security as of December 31, 2015	Fair value	Unrealized losses	Fair value	Unrealized losses
U.S. Treasury securities	$4,196	$(24)	$—	$—
Other government-related debt securities:
U.S.	494	(2)	20	—
Foreign and other	1,306	(32)	56	(4)
Corporate debt securities:
Financial	5,988	(38)	228	(2)
Industrial	5,427	(108)	679	(28)
Other	807	(19)	39	(2)
Residential mortgage-backed securities	804	(8)	304	(7)
Other mortgage- and asset-backed securities	1,834	(19)	561	(36)
Total	$20,856	$(250)	$1,887	$(79)

	Less than 12 months		12 months or greater
Type of security as of December 31, 2014	Fair value	Unrealized losses	Fair value	Unrealized losses
U.S. Treasury securities	$1,770	$(7)	$171	$(1)
Other government-related debt securities:
U.S.	160	—	178	(3)
Foreign and other	514	(14)	159	(10)
Corporate debt securities:
Financial	3,150	(14)	158	(2)
Industrial	3,931	(62)	222	(4)
Other	354	(4)	5	—
Residential mortgage-backed securities	614	(4)	413	(6)
Other mortgage- and asset-backed securities	1,071	(8)	561	(33)
Equity securities	78	(2)	—	—
Total	$11,642	$(115)	$1,867	$(59)
The primary objective of our investment portfolio is to enhance overall returns in an efficient manner while maintaining safety of principal, prudent levels of liquidity and acceptable levels of risk. Our investment policy limits interest-bearing security investments to certain types of debt and money market instruments issued by institutions with primarily investment grade credit ratings and places restrictions on maturities and concentration by asset class and issuer.
We review our available-for-sale investments for other-than-temporary declines in fair value below our cost basis each quarter and whenever events or changes in circumstances indicate that the cost basis of an asset may not be recoverable. This evaluation is based on a number of factors, including the length of time and the extent to which the fair value has been below our cost basis and adverse conditions related specifically to the security, including any changes to the credit rating of the security, and the intent to sell, or whether we will more likely than not be required to sell, the security before recovery of its amortized cost basis. Our assessment of whether a security is other-than-temporarily impaired could change in the future due to new developments or changes in assumptions related to any particular security. As of December 31, 2015 and 2014, we believe the costs basis for our available-for-sale investments were recoverable in all material aspects.

10. Inventories
Inventories consisted of the following (in millions):

	December 31,
	2015	2014
Raw materials	$201	$198
Work in process	1,529	1,551
Finished goods	705	898
Total inventories	$2,435	$2,647
11. Property, plant and equipment
Property, plant and equipment consisted of the following (dollar amounts in millions):

		December 31,
	Useful life (in years)	2015	2014
Land	—	$319	$398
Buildings and improvements	10-40	3,638	3,612
Manufacturing equipment	8-12	2,051	1,711
Laboratory equipment	8-12	1,140	1,240
Other	3-15	4,278	4,112
Construction in progress	—	746	1,183
Property, plant and equipment, gross		12,172	12,256
Less accumulated depreciation and amortization		(7,265)	(7,033)
Property, plant and equipment, net		$4,907	$5,223
During the years ended December 31, 2015, 2014 and 2013, we recognized depreciation and amortization charges associated with our property, plant and equipment of $727 million, $716 million and $644 million, respectively.
12. Goodwill and other intangible assets
Goodwill
The changes in the carrying amounts of goodwill were as follows (in millions):

	During the years ended December 31,
	2015	2014
Beginning balance	$14,788	$14,968
Goodwill related to acquisitions of businesses (1)	108	(114)
Currency translation and other adjustments	(109)	(66)
Ending balance	$14,787	$14,788

(1)
Consists of goodwill recognized on the acquisition dates of business combinations and subsequent adjustments to these amounts resulting from changes to the acquisition date fair values of net assets acquired in the business combinations recorded during their respective measurement periods.

Identifiable intangible assets
Identifiable intangible assets consisted of the following (in millions):

	December 31,
	2015			2014
	Gross carrying amount	Accumulated amortization	Intangible assets, net	Gross carrying amount	Accumulated amortization	Intangible assets, net
Finite-lived intangible assets:
Developed product technology rights	$12,310	$(4,996)	$7,314	$10,826	$(4,155)	$6,671
Licensing rights	3,275	(998)	2,277	3,236	(696)	2,540
R&D technology rights	1,134	(635)	499	1,167	(569)	598
Marketing-related rights	1,186	(650)	536	1,241	(512)	729
Total finite-lived intangible assets	17,905	(7,279)	10,626	16,470	(5,932)	10,538
Indefinite-lived intangible assets:
IPR&D	1,015	—	1,015	2,155	—	2,155
Total identifiable intangible assets	$18,920	$(7,279)	$11,641	$18,625	$(5,932)	$12,693
Developed product technology rights consist of rights related to marketed products acquired in business combinations. Licensing rights consist primarily of contractual rights acquired as part of the acquisition of Onyx to receive future milestones(see Note 3, Business combinations), royalties and profit sharing payments, capitalized payments to third parties for milestones related to regulatory approvals to commercialize products and upfront payments associated with royalty obligations for marketed products. R&D technology rights consist of technology used in R&D with alternative future uses. Marketing-related intangible assets consist primarily of rights related to the sale and distribution of marketed products, including licenses to filgrastim and pegfilgrastim acquired from Roche (see Note 3, Business combinations). Marketing-related intangible assets also includes $275 million paid to Glaxo during the year ended December 31, 2014, for the early termination of our agreement with them to commercialize denosumab in certain geographic areas (see Note 7, Collaborative arrangements). This transaction represents the reacquisition of a previously shared economic interest in geographic territories where we were already marketing denosumab and accordingly was accounted for as an acquisition of identifiable intangible assets.
IPR&D consists of R&D projects acquired in a business combination which are not complete at the time of acquisition due to remaining technological risks and/or lack of receipt of the required regulatory approvals. As of December 31, 2015, these projects include: AMG 899 acquired in the acquisition of Dezima (see Note 3, Business combinations), oprozomib acquired in the acquisition of Onyx (see Note 3, Business combinations), and Parsabiv™ (etelcalcetide) acquired in the acquisition of KAI Pharmaceuticals.
In October 2015, we announced that the FDA has granted approval of IMLYGIC™ (talimogene laherparepvec) acquired in the acquisition of BioVex Group, Inc. (BioVex), for the local treatment of unresectable cutaneous, subcutaneous and nodal lesions in patients with melanoma recurrent after initial surgery. As a result, the $675 million carrying value of IMLYGIC™ was reclassified from IPR&D to Developed product technology rights during the fourth quarter of 2015, and is being amortized over its estimated useful life.
In November 2015, we announced that the European Commission granted marketing authorization for Kyprolis® in combination with lenalidomide and dexamethasone for the treatment of adult patients with multiple myeloma who have received at least one prior therapy. As a result, the $850 million carrying value of Kyprolis® in the territories outside the United States (excluding Japan) was reclassified from IPR&D to Developed product technology rights during the fourth quarter of 2015, and is being amortized over its useful life.
All IPR&D projects have major risks and uncertainties associated with the timely and successful completion of development and commercialization of these product candidates, including our ability to confirm their safety and efficacy based on data from clinical trials, our ability to obtain necessary regulatory approvals and our ability to successfully complete these tasks within budgeted costs. We are not permitted to market a human therapeutic without obtaining regulatory approvals, and such approvals require completing clinical trials that demonstrate a product candidate is safe and effective. In addition, the availability and extent of coverage and reimbursement from third-party payers, including government healthcare programs and private insurance plans, impact the revenues a product can generate. Consequently, the eventual realized value, if any, of these acquired IPR&D projects may vary from their estimated fair values. We review IPR&D projects for impairment annually, whenever events or changes in circumstances indicate that the carrying amount may not be recoverable and upon establishment of technological feasibility or regulatory approval.
During the years ended December 31, 2015, 2014 and 2013, we recognized amortization charges associated with our finite-lived intangible assets, included primarily in Cost of sales in the Consolidated Statements of Income, of $1.4 billion, $1.4 billion and $642 million, respectively. The total estimated amortization for each of the next five years for our intangible assets is $1.4 billion, $1.3 billion, $1.1 billion, $1.1 billion and $1.0 billion in 2016, 2017, 2018, 2019 and 2020, respectively.
13. Accrued liabilities
Accrued liabilities consisted of the following (in millions):

	December 31,
	2015	2014
Sales deductions	$1,486	$1,379
Employee compensation and benefits	916	920
Dividends payable	754	601
Clinical development costs	491	445
Sales returns reserve	390	361
Other	1,415	1,807
Total accrued liabilities	$5,452	$5,513

14. Financing arrangements
The carrying values and the fixed contractual coupon rates of our long-term borrowings were as follows (in millions):

	December 31,
	2015	2014
2.30% notes due 2016 (2.30% 2016 Notes)	$750	$750
2.50% notes due 2016 (2.50% 2016 Notes)	1,000	1,000
2.125% notes due 2017 (2.125% 2017 Notes)	1,250	1,250
Floating Rate Notes due 2017	600	600
1.25% notes due 2017 (1.25% 2017 Notes)	850	850
5.85% notes due 2017 (5.85% 2017 Notes)	1,100	1,100
6.15% notes due 2018 (6.15% 2018 Notes)	500	500
Term Loan due 2018	1,975	4,375
4.375% euro-denominated notes due 2018 (4.375% 2018 euro Notes)	599	670
5.70% notes due 2019 (5.70% 2019 Notes)	1,000	1,000
Floating Rate Notes due 2019	250	250
2.20% notes due 2019 (2.20% 2019 Notes)	1,400	1,400
2.125% euro-denominated notes due 2019 (2.125% 2019 euro Notes)	733	817
4.50% notes due 2020 (4.50% 2020 Notes)	300	300
2.125% notes due 2020 (2.125% 2020 Notes)	750	—
3.45% notes due 2020 (3.45% 2020 Notes)	900	900
4.10% notes due 2021 (4.10% 2021 Notes)	1,000	1,000
3.875% notes due 2021 (3.875% 2021 Notes)	1,750	1,750
2.70% notes due 2022 (2.70% 2022 Notes)	500	—
3.625% notes due 2022 (3.625% 2022 Notes)	750	750
3.625% notes due 2024 (3.625% 2024 Notes)	1,400	1,400
3.125% notes due 2025 (3.125% 2025 Notes)	1,000	—
5.50% pound-sterling-denominated notes due 2026 (5.50% 2026 pound sterling Notes)	700	740
4.00% pound-sterling-denominated notes due 2029 (4.00% 2029 pound sterling Notes)	1,032	1,090
6.375% notes due 2037 (6.375% 2037 Notes)	900	900
6.90% notes due 2038 (6.90% 2038 Notes)	500	500
6.40% notes due 2039 (6.40% 2039 Notes)	1,000	1,000
5.75% notes due 2040 (5.75% 2040 Notes)	700	700
4.95% notes due 2041 (4.95% 2041 Notes)	600	600
5.15% notes due 2041 (5.15% 2041 Notes)	2,250	2,250
5.65% notes due 2042 (5.65% 2042 Notes)	1,250	1,250
5.375% notes due 2043 (5.375% 2043 Notes)	1,000	1,000
4.40% notes due 2045 (4.40% 2045 Notes)	1,250	—
Other notes	100	100
Unamortized bond discounts and issuance costs	(210)	(204)
Total carrying value of debt	31,429	30,588
Less current portion	(2,247)	(498)
Total noncurrent debt	$29,182	$30,090
Debt repayments
During the year ended December 31, 2015, we repaid $2.4 billion of principal on our Term Loan Credit Facility (Term Loan). During the year ended December 31, 2014, we repaid $5.6 billion of debt, including the Master Repurchase Agreement (Repurchase Agreement), the 1.875% 2014 Notes, the 4.85% 2014 Notes, $500 million of principal on our Term Loan and $5 million of Other notes. During the year ended December 31, 2013, our 0.375% 2013 Convertible Notes matured/converted, and the $2.5 billion principal amount was settled in cash, and we also repaid $742 million of convertible debt assumed in the acquisition of Onyx, $125 million of principal on our Term Loan and $4 million of Other notes.

Debt issuances
We issued debt and debt securities in various offerings during the three years ended December 31, 2015, including:

•
In May 2015, we issued $3.5 billion aggregate principal amount of notes, consisting of the 2.125% 2020 Notes, the 2.70% 2022 Notes, the 3.125% 2025 Notes and the 4.40% 2045 Notes. The notes may be redeemed at any time at our option, in whole or in part, at the principal amount of the notes being redeemed plus accrued and unpaid interest and, except as discussed below, a make-whole amount, as defined. The 2.125% 2020 Notes, the 2.70% 2022 Notes, the 3.125% 2025 Notes and the 4.40% 2045 Notes may be redeemed without payment of a make-whole amount if they are redeemed on or after one, two, three and six months, respectively, prior to their maturity dates.

•
In 2014, we issued $4.5 billion aggregate principal amount of notes, comprised of the Floating Rate Notes due 2017, the 1.25% 2017 Notes, the Floating Rate Notes due 2019, the 2.20% 2019 Notes and the 3.625% 2024 Notes. The Floating Rate Notes due in 2017 and 2019 bear interest equal to three-month London Interbank Offered Rates (LIBOR) plus 0.38% and three-month LIBOR plus 0.60%, respectively, and are not subject to redemption at our option. The fixed rate notes that were issued may be redeemed at any time at our option, in whole or in part, at the principal amount of the notes being redeemed plus accrued and unpaid interest and, except as discussed below, a make-whole amount, as defined. The 2.20% 2019 Notes and 3.625% 2024 Notes may be redeemed without payment of a make-whole amount if they are redeemed on or after one month and three months, respectively, prior to their maturity dates.

•	In 2013, we issued $8.1 billion of debt in connection with the acquisition of Onyx, comprised of obligations under a Repurchase Agreement and a Term Loan.
Debt issuance costs incurred in connection with these debt issuances in 2015, 2014 and 2013 totaled $21 million, $18 million and $46 million, respectively. These debt issuance costs are being amortized over the respective lives of the debt, and the related charge is included in Interest expense, net, in the Consolidated Statements of Income.
All of our notes, other than our Floating Rate Notes and Other notes, may be redeemed at any time at our option, in whole or in part, at the principal amount of the notes being redeemed plus accrued interest and, except for specified time periods described above regarding certain of our notes issued in 2014 and 2015, a make-whole amount, as defined. In addition, except with respect to our Other notes, in the event of a change-in-control triggering event, as defined, we may be required to purchase for cash all or a portion of these notes at a price equal to 101% of the principal amount of the notes plus accrued interest.
Master Repurchase Agreement
We entered into a Repurchase Agreement pursuant to which Amgen sold preferred shares of one of its wholly-owned subsidiaries, ATL Holdings, on September 30, 2013, and become obligated to repurchase the preferred shares from the counterparties for the aggregate sale price of $3.1 billion no later than September 28, 2018. In May 2014, we repurchased the shares for the aggregate sale price. While outstanding, we were obligated to make payments to the counterparties based on the sale price of the preferred shares at a floating interest rate based on the LIBOR plus 1.1%. The obligation to repurchase the preferred shares was accounted for as Long-term debt on our Consolidated Balance Sheet.
Term Loan Credit Facility
On October 1, 2013, we borrowed $5.0 billion under a Term Loan which bears interest at a floating rate based on LIBOR plus additional interest, initially 1%, which can vary based on the credit ratings assigned to our long-term debt by Standard & Poor’s Financial Services LLC (S&P) and Moody’s Investor Service, Inc. (Moody’s). A minimum of $125 million of the principal amount of the loan is to be repaid at the end of each quarter, with the balance due on October 1, 2018. The outstanding balance of this loan may be prepaid in whole or in part at any time without penalty. This credit facility includes the same financial covenant as our revolving credit facility with respect to our level of borrowings in relation to our equity, as defined.
Convertible Notes
In 2006, we issued $2.5 billion principal amount of 0.375% 2013 Convertible Notes at par. The conversion value was payable in: (i) cash equal to the lesser of the principal amount of the note or the conversion value, as defined, and (ii) cash, shares of our common stock, or a combination of cash and shares of our common stock, at our option, to the extent the conversion value exceeded the principal amount of the note (the excess conversion value). In February 2013, our 0.375% 2013 Convertible Notes matured/converted, and accordingly, the $2.5 billion principal amount was settled in cash. We also elected to pay the note holders who converted their notes $99 million of cash for the excess conversion value, as allowed by the original terms of the notes.
Concurrent with the issuance of the 0.375% 2013 Convertible Notes, we purchased a convertible note hedge. The convertible note hedge allowed us to receive shares of our common stock and/or cash from the counterparty to the transaction equal to the amounts of common stock and/or cash related to the excess conversion value that we would issue and/or pay to the holders of the

0.375% 2013 Convertible Notes upon conversion. As a result of the conversion of the 0.375% 2013 Convertible Notes, we received $99 million of cash from the counterparty to offset the corresponding amount paid to the note holders.
On May 1, 2013, warrants to acquire 32 million shares of our common stock at an exercise price of $104.80 originally sold in connection with the issuance of the 0.375% 2013 Convertible Notes were exercised resulting in a net cash payment of $100 million.
Because the convertible note hedges and warrants could have been settled at our option in cash or shares of our common stock, and these contracts met all of the applicable criteria for equity classification under the applicable accounting standards, the cost of the convertible note hedges, the net proceeds from the sale of the warrants and the settlement of these contracts were classified in Stockholders’ equity in the Consolidated Balance Sheets. In addition, because both of these contracts are classified in Stockholders’ equity and were indexed to our common stock, they were not accounted for as derivatives.
Because these convertible notes were cash settleable, their debt and equity components were bifurcated and accounted for separately. The discounted carrying value of the debt component resulting from the bifurcation was accreted back to the principal amount over the period the notes were outstanding. Interest expense recognized during the year ended December 31, 2013, prior to the maturity/conversion of the 0.375% 2013 Convertible Notes was not material. The carrying amount of the equity component of this debt remains at $829 million.
Other notes
Other notes include our notes due in 2097 with a carrying value of $100 million.
Interest rate swaps
To achieve a desired mix of fixed and floating interest rate debt, we entered into interest rate swap contracts that effectively converted a fixed-rate interest coupon for certain of our debt issuances to a floating LIBOR-based coupon over the life of the respective note. These interest rate swap contracts qualified and are designated as fair value hedges. As of December 31, 2015 and 2014, we had $6.65 billion notional amount of interest rate swap contracts outstanding, The effective interest rates on these notes after giving effect to the related interest rate swap contracts and the related notional amounts of the contracts were as follows as of December 31, 2015 (dollar amounts in millions):

Notes	Effective interest rate	Notional amount
1.25% 2017 Notes	LIBOR + 0.4%	$850
2.20% 2019 Notes	LIBOR + 0.6%	1,400
3.45% 2020 Notes	LIBOR + 1.1%	900
4.10% 2021 Notes	LIBOR + 1.7%	1,000
3.875% 2021 Notes	LIBOR + 2.0%	1,750
3.625% 2022 Notes	LIBOR + 1.6%	750
		$6,650
Cross-currency swaps
In order to hedge our exposure to foreign currency exchange rate risk associated with certain of our long-term notes denominated in foreign currencies, we entered into cross-currency swap contracts. The terms of these contracts effectively convert the interest payments and principal repayment on our 2.125% 2019 euro Notes, 5.50% 2026 pound sterling Notes and 4.00% 2029 pound sterling Notes from euros/pounds sterling to U.S. dollars. These cross-currency swap contracts have been designated as cash flow hedges. For information regarding the terms of these contracts, see Note 17, Derivative instruments.
Shelf registration statements and other facilities
As of December 31, 2015, we have a commercial paper program that allows us to issue up to $2.5 billion of unsecured commercial paper to fund our working capital needs. At December 31, 2015 and 2014, we had no amounts outstanding under our commercial paper program.
In July 2014, we entered into a $2.5 billion syndicated, unsecured, revolving credit agreement which is available for general corporate purposes or as a liquidity backstop to our commercial paper program. The commitments under the revolving credit agreement may be increased by up to $500 million with the agreement of the banks. Each bank which is a party to the agreement has an initial commitment term of five years. This term may be extended for up to two additional one-year periods with the agreement of the banks. Annual commitment fees for this agreement are 0.1% based on our current credit rating. Generally, we would be charged interest at LIBOR plus 0.9% for any amounts borrowed under this facility. As of December 31, 2015 and 2014, no amounts were outstanding under this facility.
In February 2014, we filed a shelf registration statement with the SEC that allows us to issue unspecified amounts of debt securities; common stock; preferred stock; warrants to purchase debt securities, common stock, preferred stock or depository shares; rights to purchase common stock or preferred stock; securities purchase contracts; securities purchase units; and depository shares. Under this shelf registration statement, all of the securities available for issuance may be offered from time to time with terms to be determined at the time of issuance. This shelf registration statement expires in February 2017.
In 1997, we established a $400 million medium-term note program under which medium-term debt securities may be offered from time to time with terms to be determined at the time of issuance. As of December 31, 2015 and 2014, no securities were outstanding under this medium-term note program.
Certain of our financing arrangements contain non-financial covenants. In addition, our revolving credit agreement and Term Loan each include a financial covenant with respect to the level of our borrowings in relation to our equity, as defined. We were in compliance with all applicable covenants under these arrangements as of December 31, 2015.
Contractual maturities of long-term debt obligations
The aggregate contractual maturities of all long-term debt obligations due subsequent to December 31, 2015, are as follows (in millions):

Maturity date	Amount
2016	$2,250
2017	4,300
2018	2,075
2019	3,383
2020	1,950
Thereafter	17,682
Total	$31,640
Interest costs
Interest costs are expensed as incurred, except to the extent such interest is related to construction in progress, in which case interest is capitalized. Interest expense, net, for the years ended December 31, 2015, 2014 and 2013, was $1.1 billion, $1.1 billion and $1.0 billion, respectively. Interest costs capitalized for the years ended December 31, 2015, 2014 and 2013, were not material. Interest paid, including the ongoing impact and settlements of interest rate and cross currency swaps, during the years ended December 31, 2015, 2014 and 2013, totaled $1.0 billion, $1.1 billion and $1.1 billion, respectively.
15. Stockholders’ equity
Stock repurchase program
Activity under our stock repurchase program was as follows (in millions):

	During the years ended December 31,
	2015		2014		2013
	Shares	Dollars	Shares	Dollars	Shares	Dollars
First quarter	2.9	$451	—	$—	9.1	$771
Second quarter	3.3	515	—	—	—	—
Third quarter	4.6	703	—	—	—	—
Fourth quarter	1.2	184	0.9	153	—	—
Total stock repurchases	12.0	$1,853	0.9	$153	9.1	$771
In October 2015, our Board of Directors authorized an increase that resulted in a total of $5.0 billion available under our stock repurchase program. As of December 31, 2015, $4.9 billion, remained available under our stock repurchase program.

Dividends
Our Board of Directors declared quarterly dividends per share of $0.79, $0.61, and $0.47 that were paid in each of the four quarters of 2015, 2014, and 2013, respectively.
Historically, each year we have declared dividends in December that were paid in the first quarter of the following fiscal year, and in March, July and October that were paid in the second, third and fourth quarters, respectively, of the same fiscal year.
Additionally, on December 15, 2015, the Board of Directors declared a quarterly cash dividend of $1.00 per share of common stock, which will be paid on March 8, 2016, to all stockholders of record as of the close of business on February 16, 2016.
Accumulated other comprehensive income
The components of accumulated other comprehensive income (AOCI) were as follows (in millions):

	Foreign currency translation	Cash flow hedges	Available-for-sale securities	Other	AOCI
Balance as of December 31, 2012	$12	$(35)	$183	$(14)	$146
Foreign currency translation adjustments	(71)	—	—	—	(71)
Unrealized gains (losses)	—	88	(284)	(1)	(197)
Reclassification adjustments to income	—	(85)	(75)	—	(160)
Other	—	—	—	(2)	(2)
Income taxes	(9)	(1)	133	—	123
Balance as of December 31, 2013	(68)	(33)	(43)	(17)	(161)
Foreign currency translation adjustments	(218)	—	—	—	(218)
Unrealized gains	—	298	37	1	336
Reclassification adjustments to income	—	203	1	—	204
Other	—	—	—	1	1
Income taxes	22	(178)	(14)	—	(170)
Balance as of December 31, 2014	(264)	290	(19)	(15)	(8)
Foreign currency translation adjustments	(257)	—	—	—	(257)
Unrealized gains (losses)	—	150	(299)	8	(141)
Reclassification adjustments to income	—	(143)	76	—	(67)
Other	—	—	—	1	1
Income taxes	10	—	(18)	—	(8)
Balance as of December 31, 2015	$(511)	$297	$(260)	$(6)	$(480)
Income tax expenses/benefits for unrealized gains and losses and the related reclassification adjustments to income for cash flow hedges were a $53 million expense and $53 million benefit in 2015, a $104 million expense and $74 million expense in 2014 and a $34 million expense and $33 million benefit in 2013, respectively. Income tax expenses/benefits for unrealized gains and losses and the related reclassification adjustments to income for available-for-sale securities were a $0 million and $18 million expense for 2015, a $14 million expense and $0 million in 2014 and a $105 million benefit and $28 million benefit in 2013, respectively.

The reclassifications out of AOCI to earnings were as follows (in millions):

	Amounts reclassified out of AOCI
Components of AOCI	Year ended December 31, 2015	Year ended December 31, 2014	Year ended December 31, 2013	Line item affected in the Statements of Income
Cash flow hedges:
Foreign currency contract gains	$326	$28	$4	Product sales
Cross-currency swap contract (losses) gains	(182)	(230)	82	Interest and other income, net
Forward interest rate contract losses	(1)	(1)	(1)	Interest expense, net
	143	(203)	85	Total before income tax
	(53)	74	(33)	Tax benefit (expense)
	$90	$(129)	$52	Net of taxes
Available-for-sale securities:
Net realized (losses) gains	$(76)	$(1)	$75	Interest and other income, net
	18	—	(28)	Tax benefit (expense)
	$(58)	$(1)	$47	Net of taxes
Other
In addition to common stock, our authorized capital includes 5 million shares of preferred stock, $0.0001 par value. As of December 31, 2015 and 2014, no shares of preferred stock were issued or outstanding.
16. Fair value measurement
To estimate the fair value of our financial assets and liabilities we use valuation approaches within a hierarchy that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the inputs that market participants would use in pricing the asset or liability and are developed based on the best information available in the circumstances. The fair value hierarchy is divided into three levels based on the source of inputs as follows:

Level 1	—	Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access
Level 2	—	Valuations for which all significant inputs are observable, either directly or indirectly, other than level 1 inputs
Level 3	—	Valuations based on inputs that are unobservable and significant to the overall fair value measurement
The availability of observable inputs can vary among the various types of financial assets and liabilities. To the extent that the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. In certain cases, the inputs used for measuring fair value may fall into different levels of the fair value hierarchy. In such cases, for financial statement disclosure purposes, the level in the fair value hierarchy within which the fair value measurement is categorized is based on the lowest level of input used that is significant to the overall fair value measurement.

The fair value of each major class of the Company’s financial assets and liabilities measured at fair value on a recurring basis was as follows (in millions):

Fair value measurement as of December 31, 2015, using:	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total
Assets:
Available-for-sale investments:
U.S. Treasury securities	$4,274	$—	$—	$4,274
Other government-related debt securities:
U.S.	—	534	—	534
Foreign and other	—	1,739	—	1,739
Corporate debt securities:
Financial	—	7,871	—	7,871
Industrial	—	7,836	—	7,836
Other	—	885	—	885
Residential mortgage-backed securities	—	1,470	—	1,470
Other mortgage- and asset-backed securities	—	2,469	—	2,469
Money market mutual funds	3,370	—	—	3,370
Other short-term interest bearing securities	—	528	—	528
Equity securities	136	—	—	136
Derivatives:
Foreign currency contracts	—	142	—	142
Interest rate swap contracts	—	71	—	71
Total assets	$7,780	$23,545	$—	$31,325
Liabilities:
Derivatives:
Foreign currency contracts	$—	$8	$—	$8
Cross-currency swap contracts	—	250	—	250
Interest rate swap contracts	—	3	—	3
Contingent consideration obligations in connection with business combinations	—	—	188	188
Total liabilities	$—	$261	$188	$449

Fair value measurement as of December 31, 2014, using:	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total
Assets:
Available-for-sale investments:
U.S. Treasury securities	$3,646	$—	$—	$3,646
Other government-related debt securities:
U.S.	—	528	—	528
Foreign and other	—	1,569	—	1,569
Corporate debt securities:
Financial	—	6,041	—	6,041
Industrial	—	6,351	—	6,351
Other	—	649	—	649
Residential mortgage-backed securities	—	1,702	—	1,702
Other mortgage- and asset-backed securities	—	1,796	—	1,796
Money market mutual funds	3,004	—	—	3,004
Other short-term interest-bearing securities	—	1,302	—	1,302
Equity securities	144	—	—	144
Derivatives:
Foreign currency contracts	—	360	—	360
Cross-currency swap contracts	—	32	—	32
Interest rate swap contracts	—	46	—	46
Total assets	$6,794	$20,376	$—	$27,170
Liabilities:
Derivatives:
Foreign currency contracts	$—	$4	$—	$4
Cross-currency swap contracts	—	12	—	12
Interest rate swap contracts	—	26	—	26
Contingent consideration obligations in connection with business combinations	—	—	215	215
Total liabilities	$—	$42	$215	$257
The fair values of our U.S. Treasury securities, money market mutual funds and equity securities are based on quoted market prices in active markets with no valuation adjustment.
Most of our other government-related and corporate debt securities are investment grade with maturity dates of five years or less from the balance sheet date. Our other government-related debt securities portfolio is composed of securities with weighted-average credit ratings of A or equivalent by S&P, Moody’s or Fitch, Inc. (Fitch); and our corporate debt securities portfolio has a weighted-average credit rating of BBB+ or equivalent by S&P or Moody’s and A- by Fitch. We estimate the fair values of these securities by taking into consideration valuations obtained from third-party pricing services. The pricing services utilize industry standard valuation models, including both income- and market-based approaches, for which all significant inputs are observable, either directly or indirectly, to estimate fair value. These inputs include reported trades of and broker/dealer quotes on the same or similar securities; issuer credit spreads; benchmark securities; and other observable inputs.
Our residential mortgage-, other mortgage- and asset-backed securities portfolio is composed entirely of senior tranches, with credit ratings of AAA by S&P, Moody’s or Fitch. We estimate the fair values of these securities by taking into consideration valuations obtained from third-party pricing services. The pricing services utilize industry standard valuation models, including both income- and market-based approaches, for which all significant inputs are observable, either directly or indirectly, to estimate fair value. These inputs include reported trades of and broker/dealer quotes on the same or similar securities; issuer credit spreads; benchmark securities; prepayment/default projections based on historical data; and other observable inputs.

We value our other short-term interest-bearing securities at amortized cost, which approximates fair value given their near term maturity dates.
All of our foreign currency forward and option derivatives contracts have maturities of three years or less and all are with counterparties that have minimum credit ratings of A- or equivalent by S&P, Moody’s or Fitch. We estimated the fair values of these contracts by taking into consideration valuations obtained from a third-party valuation service that utilizes an income-based industry standard valuation model for which all significant inputs are observable, either directly or indirectly. These inputs include foreign currency rates, LIBOR cash and swap rates and obligor credit default swap rates. In addition, inputs for our foreign currency option contracts also include implied volatility measures. These inputs, where applicable, are at commonly quoted intervals. See Note 17, Derivative instruments.
Our cross-currency swap contracts are with counterparties that have minimum credit ratings of A- or equivalent by S&P, Moody’s or Fitch. We estimated the fair values of these contracts by taking into consideration valuations obtained from a third-party valuation service that utilizes an income-based industry standard valuation model for which all significant inputs are observable either directly or indirectly. These inputs include foreign currency exchange rates, LIBOR, swap rates, obligor credit default swap rates and cross-currency basis swap spreads. See Note 17, Derivative instruments.
Our interest rate swap contracts are with counterparties that have minimum credit ratings of A- or equivalent by S&P, Moody’s or Fitch. We estimated the fair values of these contracts by using an income-based industry standard valuation model for which all significant inputs were observable either directly or indirectly. These inputs included LIBOR, swap rates and obligor credit default swap rates.
Contingent consideration obligations
We have incurred contingent consideration obligations as a result of our acquisition of a business and upon the assumption of contingent consideration obligations incurred by an acquired company discussed below. These contingent consideration obligations are recorded at their estimated fair values, and we revalue these obligations each reporting period until the related contingencies are resolved. The fair value measurements of these obligations are based on significant unobservable inputs related to product candidates acquired in the business combinations and are reviewed quarterly by management in our R&D and commercial sales organizations. These inputs include, as applicable, estimated probabilities and timing of achieving specified regulatory and commercial milestones and estimated annual sales. Significant changes which increase or decrease the probabilities of achieving the related regulatory and commercial events, shorten or lengthen the time required to achieve such events, or increase or decrease estimated annual sales would result in corresponding increases or decreases in the fair values of these obligations, as applicable. Changes in fair values of contingent consideration obligations are recognized in Other operating expenses in the Consolidated Statements of Income.
The changes in carrying amounts of contingent consideration obligations were as follows (in millions):

	During the years ended December 31,
	2015	2014
Beginning balance	$215	$595
Additions from Dezima acquisition	110	—
Net changes in valuation	(12)	(30)
Agreement with former Proteolix, Inc. shareholders	—	(225)
Payment to former BioVex Group, Inc. shareholders	(125)	(125)
Ending balance	$188	$215
As a result of our acquisition of Dezima in October 2015, we are obligated to pay its former shareholders up to $1.25 billion of additional consideration contingent upon achieving certain development and sales-related milestones and low single-digit royalties on net product sales above a certain threshold. The estimated fair values of the contingent consideration obligations had an aggregate value of $110 million at acquisition. See Note 3, Business combinations. We estimate the fair values of the obligations to the former shareholders of Dezima by using probability-adjusted discounted cash flows and review underlying key assumptions on a quarterly basis. There was no significant change in the fair values of this contingent consideration obligation from the date of our acquisition of Dezima to December 31, 2015.

As a result of our acquisition of BioVex in March 2011, we were obligated to pay its former shareholders up to $575 million of additional consideration contingent upon achieving separate regulatory and sales-related milestones with regard to IMLYGIC™. We made milestone payments of $125 million in 2014 as a result of filing a Biologics License Application (BLA) in the United States and $125 million in 2015 as a result of the first commercial sale of IMLYGIC™ in the United States following marketing approval. The remaining milestone payments of up to $325 million will become payable if certain sales thresholds are achieved within specified periods of time.
We estimate the fair values of the obligations to the former shareholders of BioVex by using probability-adjusted discounted cash flows and review underlying key assumptions on a quarterly basis. There were no significant changes in the estimated aggregate fair value of the contingent consideration obligations for the years ended December 31, 2015 and 2014.
As a result of our acquisition of Onyx in October 2013, we assumed contingent consideration obligations arising from Onyx’s 2009 acquisition of Proteolix, Inc. See Note 3, Business combinations. In December 2014, we renegotiated and settled the contingent consideration obligations with the former shareholders of Proteolix, Inc. by agreeing to make a single payment of $225 million which was made in the first quarter of 2015. During the year ended December 31, 2014, the change in the fair values of these contingent consideration obligations was not significant.
There have been no transfers of assets or liabilities between the fair value measurement levels, and there were no material remeasurements to fair value during the years ended December 31, 2015 and 2014, of assets and liabilities that are not measured at fair value on a recurring basis.
Summary of the fair value of other financial instruments
Cash equivalents
The estimated fair values of cash equivalents approximate their carrying values due to the short-term nature of these financial instruments.
Borrowings
We estimated the fair value of our long-term debt (Level 2) by taking into consideration indicative prices obtained from a third-party financial institution that utilizes industry standard valuation models, including both income- and market-based approaches, for which all significant inputs are observable either directly or indirectly. These inputs include reported trades of and broker/dealer quotes on the same or similar securities; credit spreads; benchmark yields; foreign currency exchange rates, as applicable; and other observable inputs. As of December 31, 2015 and 2014, the aggregate fair values of our long-term debt were $33.1 billion and $33.6 billion, respectively, and the carrying values were $31.4 billion and $30.6 billion, respectively.
17. Derivative instruments
The Company is exposed to foreign currency exchange rate and interest rate risks related to its business operations. To reduce our risks related to these exposures, we utilize or have utilized certain derivative instruments, including foreign currency forward, foreign currency option, cross-currency swap, forward interest rate and interest rate swap contracts. We do not use derivatives for speculative trading purposes.
Cash flow hedges
We are exposed to possible changes in the values of certain anticipated foreign currency cash flows resulting from changes in foreign currency exchange rates, associated primarily with our euro-denominated international product sales. Increases and decreases in the cash flows associated with our international product sales due to movements in foreign currency exchange rates are offset partially by corresponding increases and decreases in our international operating expenses resulting from these foreign currency exchange rate movements. To further reduce our exposure to foreign currency exchange rate fluctuations on our international product sales, we enter into foreign currency forward and option contracts to hedge a portion of our projected international product sales primarily over a three-year time horizon, with, at any given point in time, a higher percentage of nearer-term projected product sales being hedged than in successive periods.
As of December 31, 2015, 2014 and 2013, we had open foreign currency forward contracts with notional amounts of $3.3 billion, $3.8 billion and $4.0 billion, respectively, and open foreign currency option contracts with notional amounts of $225 million, $271 million and $516 million, respectively. We have designated these foreign currency forward and option contracts, primarily euro based, as cash flow hedges, and accordingly, we report the effective portions of the unrealized gains and losses on these contracts in AOCI on the Consolidated Balance Sheets and reclassify them to earnings in the same periods during which the hedged transactions affect earnings.
To manage counterparty risk resulting from favorable movements in U.S. dollar/foreign currency exchange rates, we effectively terminated outstanding foreign currency forward and option contracts with a notional amount of $2.3 billion during the year ended December 31, 2015. We received $340 million from the counterparties, which was included in Net cash provided by operating activities in the Consolidated Statement of Cash Flows. This amount remains in AOCI and will be recognized in Product sales in the Consolidated Statements of Income when the related international product sales affect earnings. In addition, during the year ended December 31, 2015, we entered into new foreign currency forward and option contracts that hedge these forecasted international product sales. These contracts are included in the notional amounts of cash flow hedges outstanding as of December 31, 2015.
To hedge our exposure to foreign currency exchange rate risk associated with certain of our long-term notes denominated in foreign currencies, we entered into cross-currency swap contracts. Under the terms of these contracts, we paid euros/pounds sterling and received U.S. dollars for the notional amounts at the inception of the contracts, and we exchange interest payments based on these notional amounts at fixed rates over the lives of the contracts in which we pay U.S. dollars and receive euros/pounds sterling. In addition, we will pay U.S. dollars to and receive euros/pounds sterling from the counterparties at the maturities of the contracts for these same notional amounts. The terms of these contracts correspond to the related hedged notes, effectively converting the interest payments and principal repayment on these notes from euros/pounds sterling to U.S. dollars. We have designated these cross-currency swap contracts as cash flow hedges, and accordingly, the effective portions of the unrealized gains and losses on these contracts are reported in AOCI on the Consolidated Balance Sheets and reclassified to earnings in the same periods during which the hedged debt affects earnings.
The notional amounts and interest rates of our cross-currency swaps are as follows (notional amounts in millions):

	Foreign currency		U.S. dollars
Hedged notes	Notional amount	Interest rate	Notional amount	Interest rate
2.125% 2019 euro Notes	€675	2.125%	$864	2.6%
5.50% 2026 pound sterling Notes	£475	5.50%	$747	6.0%
4.00% 2029 pound sterling Notes	£700	4.00%	$1,111	4.5%
In connection with the anticipated issuance of long-term fixed-rate debt, we occasionally enter into forward interest rate contracts in order to hedge the variability in cash flows due to changes in the applicable Treasury rate between the time we enter into these contracts and the time the related debt is issued. Gains and losses on such contracts, which are designated as cash flow hedges, are reported in AOCI in the Consolidated Balance Sheets and amortized into earnings over the lives of the associated debt issuances.
The effective portions of the unrealized gain/(loss) recognized in other comprehensive income for our derivative instruments designated as cash flow hedges were as follows (in millions):

	Years ended December 31,
Derivatives in cash flow hedging relationships	2015	2014	2013
Foreign currency contracts	$425	$452	$(44)
Cross-currency swap contracts	(275)	(154)	132
Total	$150	$298	$88

The locations in the Consolidated Statements of Income and the effective portions of the gain/(loss) reclassified out of AOCI into earnings for our derivative instruments designated as cash flow hedges were as follows (in millions):

		Years ended December 31,
Derivatives in cash flow hedging relationships	Statements of Income location	2015	2014	2013
Foreign currency contracts	Product sales	$326	$28	$4
Cross-currency swap contracts	Interest and other income, net	(182)	(230)	82
Forward interest rate contracts	Interest expense, net	(1)	(1)	(1)
Total		$143	$(203)	$85
No portions of our cash flow hedge contracts are excluded from the assessment of hedge effectiveness, and the gains and losses of the ineffective portions of these hedging instruments were not material for the years ended December 31, 2015, 2014 and 2013. As of December 31, 2015, the amounts expected to be reclassified out of AOCI into earnings over the next 12 months are approximately $311 million of net gains on our foreign currency and cross-currency swap contracts and approximately $1 million of losses on forward interest rate contracts.
Fair value hedges
To achieve a desired mix of fixed and floating interest rates on our long-term debt, we entered into interest rate swap contracts, which qualified and are designated as fair value hedges. The terms of these interest rate swap contracts correspond to the related hedged debt instruments and effectively converted a fixed interest rate coupon to a floating LIBOR-based coupon over the lives of the respective notes. During the year ended December 31, 2014, we entered into interest rate swap contracts with an aggregate notional amount of $2.25 billion with respect to our 1.25% 2017 Notes and our 2.20% 2019 Notes. The contracts have rates that range from three-month LIBOR plus 0.4% to three-month LIBOR plus 0.6%. During the year ended December 31, 2013, we entered into interest rate swap contracts with an aggregate notional amount of $4.4 billion with respect to our 3.45% 2020 Notes, 4.10% 2021 Notes, 3.875% 2021 Notes and 3.625% 2022 Notes. The contracts have rates that range from three-month LIBOR plus 1.1% to three-month LIBOR plus 2.0%. As of December 31, 2015 and 2014, we had interest rate swap agreements with aggregate notional amounts of $6.65 billion.
For derivative instruments that qualify for and are designated as fair value hedges, we recognize in current earnings the unrealized gain or loss on the derivative resulting from the change in fair value during the period as well as the offsetting unrealized loss or gain of the hedged item resulting from the change in fair value during the period attributable to the hedged risk. During the years ended December 31, 2015 and 2014, we included the unrealized losses on the hedged debt of $48 million and $181 million, respectively, in the same line item, Interest expense, net, in the Consolidated Statements of Income, as the offsetting unrealized gains of $48 million and $181 million, respectively, on the related interest rate swap agreements. During the year ended December 31, 2013, we included the unrealized gains on the hedged debt of $161 million in the same line item, Interest expense, net, in the Consolidated Statement of Income, as the offsetting unrealized losses of $161 million on the related interest rate swap agreements.
Derivatives not designated as hedges
We enter into foreign currency forward contracts that are not designated as hedging transactions to reduce our exposure to foreign currency fluctuations of certain assets and liabilities denominated in foreign currencies. These exposures are hedged on a month-to-month basis. As of December 31, 2015, 2014 and 2013, the total notional amounts of these foreign currency forward contracts were $911 million, $875 million and $999 million, respectively.
The location in the Consolidated Statements of Income and the amount of gain/(loss) recognized in earnings for our derivative instruments not designated as hedging instruments were as follows (in millions):

		Years ended December 31,
Derivatives not designated as hedging instruments	Statements of Income location	2015	2014	2013
Foreign currency contracts	Interest and other income, net	$(16)	$(10)	$15

The fair values of derivatives included on the Consolidated Balance Sheets were as follows (in millions):

	Derivative assets		Derivative liabilities
December 31, 2015	Balance Sheet location	Fair value	Balance Sheet location	Fair value
Derivatives designated as hedging instruments:
Cross-currency swap contracts	Other current assets/ Other noncurrent assets	$—	Accrued liabilities/ Other noncurrent liabilities	$250
Foreign currency contracts	Other current assets/ Other noncurrent assets	142	Accrued liabilities/ Other noncurrent liabilities	7
Interest rate swap contracts	Other current assets/ Other noncurrent assets	71	Accrued liabilities/ Other noncurrent liabilities	3
Total derivatives designated as hedging instruments		213		260
Derivatives not designated as hedging instruments:
Foreign currency contracts	Other current assets	—	Accrued liabilities	1
Total derivatives not designated as hedging instruments		—		1
Total derivatives		$213		$261
	Derivative assets		Derivative liabilities
December 31, 2014	Balance Sheet location	Fair value	Balance Sheet location	Fair value
Derivatives designated as hedging instruments:
Cross-currency swap contracts	Other current assets/ Other noncurrent assets	$32	Accrued liabilities/ Other noncurrent liabilities	$12
Foreign currency contracts	Other current assets/ Other noncurrent assets	356	Accrued liabilities/ Other noncurrent liabilities	—
Interest rate swap contracts	Other current assets/ Other noncurrent assets	46	Accrued liabilities/ Other noncurrent liabilities	26
Total derivatives designated as hedging instruments		434		38
Derivatives not designated as hedging instruments:
Foreign currency contracts	Other current assets	4	Accrued liabilities	4
Total derivatives not designated as hedging instruments		4		4
Total derivatives		$438		$42
Our derivative contracts that were in liability positions as of December 31, 2015, contain certain credit-risk-related contingent provisions that would be triggered if: (i) we were to undergo a change in control and (ii) our or the surviving entity’s creditworthiness deteriorates, which is generally defined as having either a credit rating that is below investment grade or a materially weaker creditworthiness after the change in control. If these events were to occur, the counterparties would have the right, but not the obligation, to close the contracts under early-termination provisions. In such circumstances, the counterparties could request immediate settlement of these contracts for amounts that approximate the then current fair values of the contracts. In addition, our derivative contracts are not subject to any type of master netting arrangement, and amounts due to or from a counterparty under these contracts may only be offset against other amounts due to or from the same counterparty if an event of default or termination, as defined, were to occur.

The cash flow effects of our derivative contracts for the three years ended December 31, 2015, are included within Net cash provided by operating activities in the Consolidated Statements of Cash Flows.
18. Contingencies and commitments
Contingencies
In the ordinary course of business, we are involved in various legal proceedings and other matters—including those discussed in this Note—that are complex in nature and have outcomes that are difficult to predict.
We record accruals for loss contingencies to the extent that we conclude that it is probable that a liability has been incurred and the amount of the related loss can be reasonably estimated. We evaluate, on a quarterly basis, developments in legal proceedings and other matters that could cause an increase or decrease in the amount of the liability that has been accrued previously.
Our legal proceedings range from cases brought by a single plaintiff to class actions with thousands of putative class members. These legal proceedings, as well as other matters, involve various aspects of our business and a variety of claims—including but not limited to patent infringement, marketing, pricing and trade practices and securities law—some of which present novel factual allegations and/or unique legal theories. In each of the matters described in this filing, plaintiffs seek an award of a not-yet-quantified amount of damages or an amount that is not material. In addition, a number of the matters pending against us are at very early stages of the legal process (which in complex proceedings of the sort faced by us often extend for several years). As a result, none of the matters pending against us described in this filing have progressed sufficiently through discovery and/or development of important factual information and legal issues to enable us to estimate a range of possible loss, if any, or such amounts are not material. While it is not possible to accurately predict or determine the eventual outcomes of these items, an adverse determination in one or more of these items currently pending could have a material adverse effect on our consolidated results of operations, financial position or cash flows.
Certain of our legal proceedings and other matters are discussed below:
Sanofi/Regeneron Patent Litigation
On October 17, 2014, Amgen initiated a series of lawsuits in the U.S. District Court of Delaware (the Delaware District Court) against Sanofi, Aventisub LLC, formerly doing business as Aventis Pharmaceuticals Inc. (collectively Sanofi), and Regeneron Pharmaceuticals, Inc. (Regeneron) for patent infringement. On December 15, 2014, these lawsuits were consolidated by the Delaware District Court into a single case, which now addresses seven of our patents: U.S. Patent Nos. 8,563,698; 8,829,165; 8,859,741; 8,871,913; 8,871,914; 8,883,983; and 8,889,834. These patents describe and claim monoclonal antibodies to proprotein convertase subtilisin/kexin type 9 (PCSK9). By its complaints, Amgen seeks an injunction to prevent the infringing manufacture, use and sale of Sanofi and Regeneron’s alirocumab, a monoclonal antibody targeting PCSK9. On January 29, 2016, the Delaware District Court granted Amgen’s motion to amend the complaint to add Amgen Manufacturing, Limited and Amgen USA Inc. as plaintiffs and to add the allegation that defendants’ infringement of Amgen’s patents is willful. The trial date has been set for March 7, 2016.
Biosimilars Patent Litigations
We have filed a number of lawsuits against manufacturers of products that purport to be biosimilars of certain of our products. In each case, our complaint alleges that the manufacturer’s actions infringe certain patents we hold and that the manufacturer has failed to comply with certain provisions of the Biologics Price Competition and Innovation Act (BPCIA).
Sandoz Filgrastim Litigation
On October 24, 2014, Amgen and Amgen Manufacturing, Limited (collectively Amgen) filed a lawsuit in the U.S. District Court for the Northern District of California (the California Northern District Court) against Sandoz Inc., Sandoz International GmbH and Sandoz GmbH (collectively Sandoz) for infringement of our U.S. Patent No. 6,162,427 and various state law claims. The lawsuit stems from Sandoz filing an application for FDA licensure of a filgrastim product as biosimilar to NEUPOGEN® under the BPCIA, while having deliberately failed to comply with the BPCIA’s disclosure requirement to Amgen as the reference product sponsor. By its complaint, Amgen sought, amongst other remedies, an injunction to cease Sandoz’s unauthorized reliance on Amgen’s biological license for filgrastim, including an order compelling Sandoz to suspend FDA review of their application until there is restitution for its non-compliance with the BPCIA, an injunction to prevent Sandoz from commercially marketing the biosimilar product until Amgen is restored to the position it would have been in had Sandoz met their obligations under the BPCIA and an injunction to prevent Sandoz from infringing, or inducing any infringing use of, filgrastim.

On March 19, 2015, the California Northern District Court issued an order dismissing with prejudice Amgen’s state law claims, and entered judgment in favor of Sandoz Inc. on its cross-motion for partial judgment on the pleadings. The order also denied Amgen’s motion for a preliminary injunction, as well as Amgen’s motion for partial judgment on the pleadings. On a joint motion of the parties, on March 25, 2015, the California Northern District Court entered final judgment on the claims and counterclaims decided by the court’s March 19 order. The remaining patent infringement claim, counterclaim and defenses were stayed by the court pending appeal. On March 25, 2015, Amgen appealed the judgment in favor of Sandoz Inc. and the denial of Amgen’s motion for preliminary injunction to the U.S. Court of Appeals for the Federal Circuit (the Federal Circuit Court). On May 5, 2015, the Federal Circuit Court entered an injunction prohibiting Sandoz Inc. from marketing, selling, offering for sale, or importing into the United States Sandoz’s FDA-approved Zarxio™ biosimilar product until the Federal Circuit Court resolved the appeal.
On July 21, 2015, the Federal Circuit Court affirmed the district court’s dismissal of Amgen’s state law claims and directed the California Northern District Court to enter judgment on Sandoz’s counter-claims consistent with the Federal Circuit’s interpretation of the BPCIA. The Federal Circuit Court concluded that the only remedies available for a biosimilar applicant’s failure to provide its BLA by the statutory deadline is to bring a patent infringement claim and seek those patent remedies provided by the statute. The Federal Circuit Court also concluded that a biosimilar applicant must give 180-day advance notice of first commercial marketing after the FDA has licensed the biosimilar product. Accordingly, the Federal Circuit Court entered an order that its previously entered injunction be extended through September 2, 2015, (180 days from Sandoz Inc.’s notice given after FDA approval) and remanded for the district court to consider the patent infringement claim and counterclaims. Sandoz launched Zarxio™ in the United States on September 3, 2015.
On August 20, 2015, Amgen and Sandoz each petitioned the Federal Circuit Court requesting rehearing en banc of various aspects of the Federal Circuit Court opinion on which the other had prevailed. On October 16, 2015, the Federal Circuit Court denied each of Amgen’s and Sandoz’s petitions for rehearing en banc.
On September 8, 2015, the California Northern District Court granted the parties’ joint motion to lift the stay of the case, allowing the remaining patent infringement claim, counterclaim and defenses to proceed. Amgen filed a first supplemental and amended complaint on October 15, 2015, adding to the lawsuit Sandoz’s infringement of U.S. Patent No. 8,940,878, which covers methods of purifying proteins. A claim construction hearing is scheduled for May 4, 2016.
Apotex Pegfilgrastim/Filgrastim Litigation
On August 6, 2015, Amgen filed a lawsuit in the U.S. District Court for the Southern District of Florida (the Florida Southern District Court) against Apotex Inc. and Apotex Corp. (collectively Apotex) for infringement of our U.S. Patent Nos. 8,952,138 (the `138 Patent) and 5,824,784 (the `784 Patent) in accordance with the patent provisions of the BPCIA and for a declaration that Apotex’s pre-licensure notice of commercial marketing is legally ineffective. This lawsuit stems from Apotex’s submission of an application for FDA licensure of a pegfilgrastim product as biosimilar to Amgen’s Neulasta®. By its complaint, Amgen seeks, amongst other remedies, an injunction prohibiting Apotex from infringing the `138 and `784 patents and enjoining Apotex from commencing commercial marketing of any biosimilar pegfilgrastim product until a date that is at least 180 days after Apotex provides legally effective notice to Amgen. Apotex answered the complaint on October 5, 2015, denying patent infringement, alleging that the patents are invalid, alleging sham litigation in violation of the Sherman Antitrust Act, seeking a declaration that the `138 patent is unenforceable for patent misuse and seeking a declaration on the interpretation of the BPCIA commercial notice provision.
On October 2, 2015, Amgen filed a second lawsuit in the Florida Southern District Court against Apotex for infringement of the `138 Patent and our U.S. Patent No. 6,162,427 (the `427 Patent) and in accordance with the patent provisions of the BPCIA and for a declaration that Apotex’s pre-licensure notice of commercial marketing is legally ineffective. This lawsuit stems from Apotex’s submission of an application for FDA licensure of a filgrastim product as biosimilar to NEUPOGEN®. By its complaint, Amgen seeks, amongst other remedies, an injunction prohibiting Apotex from infringing the `138 and `427 patents and enjoining Apotex from commencing commercial marketing of any biosimilar filgrastim product until a date that is at least 180 days after Apotex provides legally effective notice to Amgen. On November 3, 2015, the Florida Southern District Court consolidated the two lawsuits into a single case.
On December 9, 2015, the Florida Southern District Court granted Amgen’s motion for preliminary injunction prohibiting Apotex from commercializing its biosimilar pegfilgrastim product until a date that is at least 180 days after Apotex provides legally effective commercial notice to Amgen. On December 19, 2015, Apotex appealed this injunction to the Federal Circuit Court. The patent litigation is proceeding in the Florida Southern District Court during the pendency of the appeal and trial is scheduled for July 11, 2016.

Hospira Epoetin Alfa Litigation
On September 18, 2015, Amgen filed a lawsuit in the Delaware District Court against Hospira, Inc. (Hospira), a subsidiary of Pfizer, for infringement of our U.S. Patent Nos. 5,856,298 (the `298 Patent) and 5,756,349 (the `349 Patent) in accordance with the patent provisions of the BPCIA and for a declaration that Hospira has failed to comply with certain requirements of the BPCIA. This lawsuit stems from the submission by Hospira under the BPCIA of an application for FDA licensure of an epoetin product as biosimilar to Amgen’s EPOGEN®. Amgen seeks a declaration that the BPCIA requires that Hospira provide Amgen with notice of commercial marketing 180 days before it first begins commercial marketing of any biosimilar epoetin product and that this notice can only be given after the FDA has licensed Hospira’s biosimilar product. By its complaint, Amgen seeks, amongst other remedies, an injunction prohibiting Hospira from using or selling infringing cells and/or product manufactured during the `298 or the `349 patent terms and enjoining Hospira from commencing commercial marketing of any biosimilar epoetin product until a date that is at least 180 days after Hospira provides legally effective notice to Amgen.
On November 12, 2015, Hospira filed a motion to dismiss the one count of Amgen’s complaint which seeks a declaration that Hospira has failed to comply with the notice requirements of the BPCIA. A hearing on the motion to dismiss has been set for February 16, 2016.
Onyx Litigation
Between August 28, 2013 and September 16, 2013, nine plaintiffs filed purported class action lawsuits against Onyx, its directors, Amgen and Arena Acquisition Company (Arena), and unnamed “John Doe” defendants in connection with Amgen’s acquisition of Onyx. Seven of those purported class actions were brought in the Superior Court of the State of California for the County of San Mateo (the San Mateo County Superior Court), captioned Lawrence I. Silverstein and Phil Rosen v. Onyx Pharmaceuticals, Inc., et al. (August 28, 2013) (“Silverstein”), Laura Robinson v. Onyx Pharmaceuticals, Inc., et al. (originally filed in the Superior Court for the County of San Francisco on August 28, 2013, and re-filed in the San Mateo County Superior Court on August 29, 2013) (“Robinson”), John Solak v. Onyx Pharmaceuticals, Inc., et al. (August 30, 2013) (“John Solak”), Louisiana Municipal Police Employees’ Retirement System and Hubert Chow v. Onyx Pharmaceuticals, Inc., et al. (September 3, 2013) (“Louisiana Municipal”), Laurine Jonopulos v. Onyx Pharmaceuticals, Inc., et al. (September 4, 2013) (“Jonopulos”), Clifford G. Martin v. Onyx Pharmaceuticals, Inc., et al. (September 9, 2013) (“Martin”) and Merrill L. Magowan v. Onyx Pharmaceuticals, Inc. et al. (September 9, 2013) (“Magowan”). The eighth and ninth purported class actions were brought in the Court of Chancery of the State of Delaware, captioned Mark D. Smilow, IRA v. Onyx Pharmaceuticals Inc., et al. (August 29, 2013) (“Smilow”) and William L. Fitzpatric v. Onyx Pharmaceuticals, Inc., et al. (September 16, 2013) (“Fitzpatric”). On September 5, 2013, the plaintiff in the John Solak case dismissed his case. On September 10, 2013, the plaintiff in the Smilow case dismissed his case. On September 10, 2013, plaintiffs in the Silverstein and Louisiana Municipal cases filed an amended complaint alleging substantially the same claims and seeking substantially the same relief as in their individual purported class action lawsuits. Each of the lawsuits alleges that the Onyx director defendants breached their fiduciary duties to Onyx shareholders, and that the other defendants aided and abetted such breaches, by seeking to sell Onyx through an allegedly unfair process and for an unfair price and on unfair terms. The Magowan and Fitzpatric complaints and the amended complaint filed in the Silverstein and Louisiana Municipal cases also alleged that the individual defendants breached their fiduciary duties with respect to the contents of the tender offer solicitation material. Each of the lawsuits sought, among other things, rescission of the merger agreement and attorneys’ fees and costs, and certain of the lawsuits sought other relief. The Silverstein, Robinson, Louisiana Municipal and Jonopulos cases were designated as “complex” and assigned to the Honorable Marie S. Weiner of the San Mateo County Superior Court, who subsequently entered an order consolidating the Silverstein, Robinson, Louisiana Municipal, Jonopulos, Martin and Magowan cases (the Consolidated Cases). On October 31, 2013, the plaintiffs in the Consolidated Cases filed a consolidated class action complaint seeking certification of a class and alleging breach of fiduciary duties of loyalty and good faith against the Onyx directors and aiding and abetting breach of fiduciary duties against Onyx. The complaint sought certification of a class of all Onyx shareholders, damages (including pre- and post-judgment interest), attorneys’ fees and expenses plus other relief. The plaintiffs in the Consolidated Cases simultaneously filed a notice of dismissal without prejudice of Amgen and Arena. On January 9, 2014, the court sustained a demurrer without leave to amend as to Onyx. The plaintiff in the Fitzpatric case dismissed his case on August 22, 2014. On January 30, 2015, the court granted class certification and appointed Mr. Rosen as class representative in the Consolidated Cases. A hearing on defendants’ summary judgment motion has been set for February 24, 2016, and the trial date has been set for April 28, 2016.
Federal Securities Litigation - In re Amgen Inc. Securities Litigation
The six federal class action stockholder complaints filed against Amgen, Kevin W. Sharer, Richard D. Nanula, Dennis M. Fenton, Roger M. Perlmutter, Brian M. McNamee, George J. Morrow, Edward V. Fritzky, Gilbert S. Omenn and Franklin P. Johnson, Jr., (the Federal Defendants) in the U.S. District Court for the Central District of California (the California Central District

Court) on April 17, 2007 (Kairalla v. Amgen Inc., et al.), May 1, 2007 (Mendall v. Amgen Inc., et al., & Jaffe v. Amgen Inc., et al.), May 11, 2007 (Eldon v. Amgen Inc., et al.), May 21, 2007 (Rosenfield v. Amgen Inc., et al.) and June 18, 2007 (Public Employees’ Retirement Association of Colorado v. Amgen Inc., et al.) were consolidated by the California Central District Court into one action captioned In re Amgen Inc. Securities Litigation. The consolidated complaint was filed with the California Central District Court on October 2, 2007. The consolidated complaint alleges that Amgen and these officers and directors made false statements that resulted in: (i) deceiving the investing public regarding Amgen’s prospects and business; (ii) artificially inflating the prices of Amgen’s publicly traded securities and (iii) causing plaintiff and other members of the class to purchase Amgen publicly traded securities at inflated prices. The complaint also makes off-label marketing allegations that, throughout the class period, the Federal Defendants improperly marketed Aranesp® and EPOGEN® for off-label uses while aware that there were alleged safety signals with these products. The plaintiffs seek class certification, compensatory damages, legal fees and other relief deemed proper. On February 4, 2008, the California Central District Court granted in part, and denied in part, the Federal Defendants’ motion to dismiss the consolidated amended complaint. Specifically, the California Central District Court granted the Federal Defendants’ motion to dismiss as to individual defendants Fritzky, Omenn, Johnson, Fenton and McNamee, but denied the Federal Defendants’ motion to dismiss as to individual defendants Sharer, Nanula, Perlmutter and Morrow.
On August 12, 2009, the California Central District Court granted plaintiffs’ motion for class certification. On April 14, 2014, the California Central District Court entered an order allowing plaintiffs leave to file a second consolidated amended class action complaint. While the new complaint was filed under seal, like the first consolidated class action complaint the new complaint continues to assert that the Federal Defendants made false statements and engaged in off-label marketing causing the same results as alleged in the first consolidated class action complaint. The complaint continues to name the same Federal Defendants and the alleged class period remains the same. Plaintiffs continue to seek compensatory damages, legal fees and other relief deemed proper. On May 5, 2014, plaintiffs filed an unsealed, redacted version of their second consolidated amended complaint. On August 4, 2014, the court issued an order granting the Federal Defendants’ motion to dismiss with respect to certain of the misrepresentations alleged in the complaint and otherwise denying the motion to dismiss. Following the court’s order, the complaint continues to assert that the Federal Defendants made false statements and engaged in off-label marketing causing the same results as alleged in the first consolidated class action complaint. The complaint continues to name the same Federal Defendants and the alleged class period remains the same. The trial date has been set for July 12, 2016.
State Derivative Litigation
The three state stockholder derivative complaints filed against Amgen, Kevin W. Sharer, George J. Morrow, Dennis M. Fenton, Brian M. McNamee, Roger M. Perlmutter, David Baltimore, Gilbert S. Omenn, Judith C. Pelham, Frederick W. Gluck, Jerry D. Choate, J. Paul Reason, Frank J. Biondi, Jr., Leonard D. Schaeffer, Frank C. Herringer, Richard D. Nanula, Willard H. Dere, Edward V. Fritzky, Franklin P. Johnson, Jr. and Donald B. Rice as defendants (the State Defendants) on May 1, 2007 (Larson v. Sharer, et al., & Anderson v. Sharer, et al.), and August 13, 2007 (Weil v. Sharer, et al.) in the Superior Court of the State of California, Ventura County (the Ventura County Superior Court) were consolidated by the Ventura County Superior Court under one action captioned Larson v. Sharer, et al. The consolidated complaint was filed on July 5, 2007. The complaint alleges that the State Defendants breached their fiduciary duties, wasted corporate assets, were unjustly enriched and violated the California Corporations Code. Plaintiffs allege that the State Defendants failed to disclose and/or misrepresented results of Aranesp® clinical studies, marketed both Aranesp® and EPOGEN® for off-label uses and that these actions or inactions caused stockholders to suffer damages. The complaints also allege insider trading by the State Defendants. The plaintiffs seek treble damages based on various causes of action, reformed corporate governance, equitable and/or injunctive relief, restitution, disgorgement of profits, benefits and other compensation, and legal costs.
An amended consolidated complaint was filed on March 13, 2008, adding Anthony Gringeri as a State Defendant and removing the causes of action for insider selling and misappropriation of information, violation of California Corporations Code Section 25402 and violation of California Corporations Code Section 25403. On July 14, 2008, the Ventura County Superior Court dismissed without prejudice the consolidated state derivative class action. The judge also ordered a stay of any re-filing of an amended complaint until the federal court has determined in the In re Amgen Inc. Securities Litigation action whether any securities fraud occurred. On July 24, 2013, the plaintiffs filed an amended complaint asserting additional grounds for the defendants’ alleged breaches of fiduciary duty. By stipulation of the parties, the case remains stayed pending resolution of the In re Amgen Inc. Securities Litigation action.
Federal Derivative Litigation
On May 7, 2007, the stockholder derivative lawsuit of Durgin v. Sharer, et al., was filed in the California Central District Court and named Amgen, Kevin W. Sharer, George J. Morrow, Dennis M. Fenton, Brian M. McNamee, Roger M. Perlmutter, David Baltimore, Gilbert S. Omenn, Judith C. Pelham, Frederick W. Gluck, Jerry D. Choate, J. Paul Reason, Frank J. Biondi, Jr.,

Leonard D. Schaeffer, Frank C. Herringer, Richard D. Nanula, Edward V. Fritzky and Franklin P. Johnson, Jr. as defendants. The complaint alleges the same claims and requests the same relief as in the three state stockholder derivative complaints now consolidated as Larson v. Sharer, et al. The case has been stayed for all purposes until thirty days after a final ruling on the motion to dismiss by the California Central District Court in the In re Amgen Inc. Securities Litigation action.
On September 21, 2007, the stockholder derivative lawsuit of Rosenblum v. Sharer, et al., was filed in the California Central District Court. This lawsuit was brought by a stockholder who previously made a demand on the Amgen Board on May 14, 2007. The complaint alleges that the defendants breached their fiduciary duties, wasted corporate assets and were unjustly enriched. Plaintiffs allege that the defendants failed to disclose and/or misrepresented results of Aranesp® clinical studies, marketed both Aranesp® and EPOGEN® for off-label uses and that these actions or inactions as well as the Amgen market strategy caused damage to the Company resulting in several inquiries, investigations and lawsuits that are costly to defend. The complaint also alleges insider trading by the defendants. The plaintiffs seek treble damages based on various causes of action, reformed corporate governance, equitable and/or injunctive relief, restitution, disgorgement of profits, benefits and other compensation, and legal costs. Thereafter, on May 1, 2008, plaintiff in Rosenblum v. Sharer, et al., filed an amended complaint which removed Dennis Fenton as a defendant and also eliminated the claims for insider selling by defendants. On July 30, 2008, the California Central District Court granted Amgen and the defendants’ motion to dismiss without prejudice and also granted a stay of the case pending resolution of the In re Amgen Inc. Securities Litigation action.
ERISA Litigation
On August 20, 2007, the Employee Retirement Income Security Act (ERISA) class action lawsuit of Harris v. Amgen Inc., et al., was filed in the California Central District Court and named Amgen, Kevin W. Sharer, Frank J. Biondi, Jr., Jerry Choate, Frank C. Herringer, Gilbert S. Omenn, David Baltimore, Judith C. Pelham, Frederick W. Gluck, Leonard D. Schaeffer, Jacqueline Allred, Raul Cermeno, Jackie Crouse, Lori Johnston, Michael Kelly and Charles Bell as defendants. Plaintiffs claim that Amgen and the individual defendants breached their fiduciary duties and their duty of loyalty by continuing to offer the Amgen stock fund as an investment option in the Amgen Retirement and Savings Plan and the Retirement and Savings Plan for Amgen Manufacturing Limited (the Plans) despite the alleged off-label promotion of both Aranesp® and EPOGEN® and despite a number of allegedly undisclosed study results that allegedly demonstrated safety concerns in patients using ESAs. Plaintiffs also allege that defendants breached their obligations under ERISA by not disclosing to plan participants the alleged off-label marketing and study results. On February 4, 2008, the California Central District Court dismissed the complaint with prejudice as to plaintiff Harris, who had filed claims against Amgen. The claims alleged by the second plaintiff, Ramos, were also dismissed but the court granted the plaintiff leave to amend his complaint. On February 1, 2008, the plaintiffs appealed the decision by the California Central District Court to dismiss the claims of both plaintiffs Harris and Ramos to the U.S. Court of Appeals for the Ninth Circuit (the Ninth Circuit Court). On May 19, 2008, plaintiff Ramos in the Harris v. Amgen Inc., et al., action filed another lawsuit captioned Ramos v. Amgen Inc., et al., in the California Central District Court. The lawsuit is another ERISA class action. The Ramos v. Amgen Inc., et al., matter names the same defendants in the Harris v. Amgen Inc., et al., matter plus four new defendants: Amgen Manufacturing Limited, Richard Nanula, Dennis Fenton and the Fiduciary Committee of the Plans. On July 14, 2009, the Ninth Circuit Court reversed the California Central District Court’s decision in the Harris matter and remanded the case back to the California Central District Court. In the meantime, a third ERISA class action was filed by Don Hanks on June 2, 2009 in the California Central District Court alleging the same ERISA violations as in the Harris and Ramos lawsuits.
On August 10, 2009, the Harris, Ramos and Hanks matters were consolidated by the California Central District Court into one action captioned Harris, et. al. v. Amgen Inc. Plaintiffs filed an amended complaint on November 11, 2009 and added two additional plaintiffs, Jorge Torres and Albert Cappa. Amgen filed a motion to dismiss the amended/consolidated complaint, and on March 2, 2010, the California Central District Court dismissed the entire lawsuit without prejudice. Plaintiffs filed an amended complaint on March 23, 2010. Amgen then filed another motion to dismiss on April 20, 2010. On June 16, 2010, the California Central District Court entered an order dismissing the entire lawsuit with prejudice. On June 24, 2010, the plaintiffs filed a notice of appeal with the Ninth Circuit Court. On June 4, 2013, the Ninth Circuit Court reversed the decision of the California Central District Court and remanded the case back to the California Central District Court for further proceedings. On June 18, 2013, Amgen petitioned the Ninth Circuit Court for rehearing and/or rehearing en banc. The Ninth Circuit Court issued an amended opinion and denied Amgen’s petition for rehearing and rehearing en banc on October 23, 2013.
On June 30, 2014, the U.S. Supreme Court granted a petition for certiorari filed by Amgen and the other named defendants, vacated the judgment of the Ninth Circuit Court and remanded this case to the Ninth Circuit Court for reconsideration in light of the U.S. Supreme Court’s decision in Fifth Third Bancorp v. Dudenhoeffer, decided June 25, 2014. On October 23, 2014, the Ninth Circuit Court reaffirmed its earlier decision of June 4, 2013. On November 13, 2014, Amgen filed a petition for rehearing en banc with the Ninth Circuit Court. On May 26, 2015, the Ninth Circuit Court denied Amgen’s petition for rehearing en banc. On January

25, 2016, the U.S. Supreme Court granted Amgen’s petition for certiorari, reversed the judgment of the Ninth Circuit Court and remanded the case back to the California Central District Court for further proceedings.
Commitments
We lease certain facilities and equipment related primarily to administrative, R&D, sales and marketing activities under non-cancelable operating leases that expire through 2032. The following table summarizes the minimum future rental commitments under non-cancelable operating leases as of December 31, 2015 (in millions):

2016	$127
2017	117
2018	107
2019	101
2020	98
Thereafter	199
Total minimum operating lease commitments	$749
Included in the table above are future rental commitments for abandoned leases in the amount of $327 million. There were no material charges for lease abandonments related to the restructuring plan that commenced in 2014 (see Note 2, Restructuring and other cost saving initiatives). Rental expense on operating leases for the years ended December 31, 2015, 2014 and 2013, was $133 million, $126 million and $125 million, respectively.
19. Segment information
We operate in one business segment—human therapeutics. Therefore, results of our operations are reported on a consolidated basis for purposes of segment reporting, consistent with internal management reporting. Enterprise-wide disclosures about product sales; revenues and long-lived assets by geographic area; and revenues from major customers are presented below.
Revenues
Revenues were as follows (in millions):

	Years ended December 31,
	2015	2014	2013
Product sales:
ENBREL	$5,364	$4,688	$4,551
Neulasta®	4,715	4,596	4,392
Aranesp®	1,951	1,930	1,911
EPOGEN®	1,856	2,031	1,953
Sensipar®/Mimpara®	1,415	1,158	1,089
XGEVA®	1,405	1,221	1,019
Prolia®	1,312	1,030	744
NEUPOGEN®	1,049	1,159	1,398
Vectibix®	549	505	389
Nplate®	525	469	427
Kyprolis®	512	331	73
Other	291	209	246
Total product sales	20,944	19,327	18,192
Other revenues	718	736	484
Total revenues	$21,662	$20,063	$18,676

Geographic information
Outside the United States, we sell products principally in Europe. The geographic classification of product sales was based on the location of the customer. The geographic classification of all other revenues was based on the domicile of the entity from which the revenues were earned.
Certain geographic information with respect to revenues and long-lived assets (consisting of property, plant and equipment) was as follows (in millions):

	Years ended December 31,
	2015	2014	2013
Revenues:
United States	$17,167	$15,396	$14,480
Rest of the world (ROW)	4,495	4,667	4,196
Total revenues	$21,662	$20,063	$18,676

	December 31,
	2015	2014
Long-lived assets:
United States	$2,275	$2,544
Puerto Rico	1,679	1,771
ROW	953	908
Total long-lived assets	$4,907	$5,223
Major customers
In the United States, we sell primarily to pharmaceutical wholesale distributors. We utilize those wholesale distributors as the principal means of distributing our products to healthcare providers. Outside the United States, we sell principally to healthcare providers and/or pharmaceutical wholesale distributors depending on the distribution practice in each country. We monitor the financial condition of our larger customers, and we limit our credit exposure by setting credit limits and, in certain circumstances, by requiring letters of credit.
We had product sales to three customers each accounting for more than 10% of total revenues for each of the years ended December 31, 2015, 2014 and 2013. For 2015, on a combined basis, these customers accounted for 81% and 97% of worldwide gross revenues and U.S. gross product sales, respectively, as noted in the following table. Certain information with respect to these customers was as follows (dollar amounts in millions):

	Years ended December 31,
	2015	2014	2013
AmerisourceBergen Corporation:
Gross product sales	$10,038	$9,142	$8,527
% of total gross revenues	34%	34%	35%
% of U.S. gross product sales	42%	43%	44%
McKesson Corporation:
Gross product sales	$8,766	$8,011	$6,440
% of total gross revenues	30%	30%	27%
% of U.S. gross product sales	34%	35%	32%
Cardinal Health, Inc.:
Gross product sales	$5,045	$3,407	$3,209
% of total gross revenues	17%	13%	13%
% of U.S. gross product sales	21%	16%	17%

At December 31, 2015 and 2014, amounts due from these three customers each exceeded 10% of gross trade receivables and accounted for 75% and 69%, respectively, of net trade receivables on a combined basis. At December 31, 2015 and 2014, 23% and 30%, respectively, of trade receivables, net, were due from customers located outside the United States, primarily in Europe. Our total allowance for doubtful accounts as of December 31, 2015 and 2014, was not material.

20. Quarterly financial data (unaudited)

	2015 Quarters ended
(In millions, except per share data)	December 31	September 30	June 30	March 31
Product sales	$5,329	$5,516	$5,225	$4,874
Gross profit from product sales	4,258	4,482	4,136	3,841
Net income	1,800	1,863	1,653	1,623
Earnings per share:
Basic	$2.39	$2.46	$2.18	$2.13
Diluted	$2.37	$2.44	$2.15	$2.11
	2014 Quarters ended
(In millions, except per share data)	December 31	September 30	June 30	March 31
Product sales	$5,174	$4,848	$4,949	$4,356
Gross profit from product sales	3,991	3,780	3,868	3,266
Net income	1,294	1,244	1,547	1,073
Earnings per share:
Basic	$1.70	$1.63	$2.04	$1.42
Diluted	$1.68	$1.61	$2.01	$1.40

SCHEDULE II
AMGEN INC.
VALUATION AND QUALIFYING ACCOUNTS
Years ended December 31, 2015, 2014 and 2013
(In millions)

Allowance for doubtful accounts	Balance at beginning of period	Additions charged to costs and expenses	Other additions	Deductions	Balance at end of period
Year ended December 31, 2015	$50	$18	$—	$13	$55
Year ended December 31, 2014	$59	$3	$—	$12	$50
Year ended December 31, 2013	$61	$5	$—	$7	$59